Exhibit 2.1

EQUITY PURCHASE AGREEMENT
by and among
Delek US Holdings, Inc.,
Copec Inc.
and
Compañía de Petróleos de Chile COPEC S.A
dated
August 27, 2016

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EXHIBITS
Exhibit A	Accounting Principles
Exhibit B	Intentionally Deleted
Exhibit C	Escrow Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Fuel Supply Agreement

SELLER DISCLOSURE SCHEDULES
Section 1.1(a)	2016 Capital Spending Forecast
Section 1.1(b)	Knowledge of Seller
Section 1.1(c)	Permitted Liens
Section 3.2(a)(iii)	Required Consents
Section 3.2(a)(xii)	Resignation Letters
Section 4.1(b)	Organization
Section 4.2(a)	Capitalization
Section 4.2(b)	Subsidiaries
Section 4.4(a)	Conflicts
Section 4.4(b)	Approvals
Section 4.5	Financial Statements
Section 4.6	Undisclosed Liabilities
Section 4.7	Absence of Certain Transactions
Section 4.8(a)	Material Contracts
Section 4.8(b)	Enforceability of Material Contracts
Section 4.9(a)	Owned Real Property
Section 4.9(b)	Leased Real Property
Section 4.10	Authorizations
Section 4.11	Compliance with Laws
Section 4.12	Proceedings
Section 4.13	Environmental
Section 4.14	Taxes
Section 4.16(a)	Material Benefit Plans
Section 4.16(b)	Post-Employment Benefit Plans
Section 4.16(d)	Benefit Plan Qualifications
Section 4.16(e)	Continuing Employees
Section 4.16(g)	Employment Matters
Section 4.16(h)	Severance
Section 4.17(a)	Registered Intellectual Property
Section 4.17(b)	Registered Intellectual Property
Section 4.18	Transactions with Affiliates
Section 4.19(a)	Privacy and Data Security
Section 4.19(b)	Notices on Security Matters

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Section 4.21	Insurance
Section 6.1(a)	Ordinary Course of Business
Section 6.1(a)(v)	Capital Expenditures
Section 6.1(b)	Interim Period Operations
Section 6.7	Transferred Assets
Section 6.8(a)	Transferred Employees
Section 6.8(b)	Retained Employees
Section 6.9	Seller Guarantees
Section 9.3(b)	Existing Severance Arrangements
Section 9.3(c)	Continuing Benefit Plans
Section 9.7	Support Services
Section 9.9	Seller Insurance Policies
Section 9.15	Transferred Intellectual Property

BUYER DISCLOSURE SCHEDULES
Section 1.1	Knowledge of Buyer
Section 3.2(b)(iv)	Required Consents
Section 5.3(b)	Approvals
Section 5.6	Buyer Guarantor Financial Statements

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EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 27, 2016 (the “Execution Date”), by and among Delek US Holdings, Inc., a Delaware corporation (“Seller”), Copec Inc., a Delaware corporation (“Buyer”) and Compañía de Petróleos de Chile COPEC S.A, a Chilean corporation (“Buyer Guarantor” and, collectively with Buyer, the “Buyer Parties”). Buyer, Buyer Guarantor and Seller may be referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller, through the Acquired Entities, (i) owns, leases and operates convenience stores and gas stations, (ii) distributes and sells motor fuels and (iii) transports and markets petroleum related products;
WHEREAS, Seller owns all of the (i) shares of common stock, par value $.01 per share, of MAPCO Express, Inc. (the “Express Shares”), (ii) shares of common stock, par value $.01 per share, of MAPCO Fleet, Inc. (the “Fleet Shares”), (iii) membership interests in GDK Bear Paw, LLC (the “Bear Paw Interests”), (iv) limited liability company interests in NTI Investments, LLC (the “NTI Interests”) and (v) limited liability company interests in Delek Transportation, LLC (the “Transportation Interests” and, collectively, the “Acquired Interests”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the Acquired Interests, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND DEFINITIONAL PROVISIONS
Section 1.1    Definitions. As used in this Agreement (including in the preamble and recitals), the following terms, when capitalized, shall have the following meanings:
“2016 Budget” means the budget of the Acquired Entities for the 2016 fiscal year, as approved by the respective governing bodies of the Acquired Entities.
“2016 Capital Spending Forecast” means the forecast of the Acquired Entities capital spending for the 2016 fiscal year, as set forth on Section 1.1(a) of the Seller Disclosure Schedules.
“Acquired Corporations” has the meaning given such term in Section 4.14(a).
“Acquired Entities” means MAPCO Express, Inc., MAPCO Fleet, Inc., Delek Transportation, LLC, GDK Bear Paw, LLC and NTI Investments LLC and each of their respective Subsidiaries.
“Acquired Entity Balances” has the meaning given such term in Section 4.5(a)(ii).
“Acquired Entity Intellectual Property” means all Owned Intellectual Property and all Intellectual Property licensed from third parties by any Acquired Entity that is used or held for use in connection with the Business as of the Execution Date.

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“Acquired Interests” has the meaning given such term in the recitals to this Agreement.
“Acquired LLCs” has the meaning given such term in Section 4.14(b).
“Adjustment Amount” has the meaning given such term in Section 2.5(c).
“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise.
“Agreement” has the meaning given such term in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.
“Allocated Store Amount” means (a) $3,700,000 with respect to convenience store #3410 and (b) $2,300,000 with respect to convenience store #3307.
“Alon” means Alon USA Energy, Inc.
“Arbiter” has the meaning given such term in Section 2.5(b).
“Audit” has the meaning given such term in Section 7.4(a).
“Audited MAPCO Financial Statements” has the meaning given such term in Section 4.5(a)(i).
“Authorization” means any permit, license, authorization, registration or other consent or approval granted or issued by any Governmental Authority.
“BABC” has the meaning given such term in Section 12.15.
“Bear Paw Interests” has the meaning given such term in the recitals to this Agreement.
“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and any other pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock option, restricted stock units, equity-based compensation, employment, consulting, change-in-control, retention, fringe benefit, bonus, incentive or any other employee benefit agreement, program, policy or other arrangement (x) that is contributed to, maintained, sponsored or entered into by Seller, the Acquired Entities or any of their ERISA Affiliates, for the benefit of any current or former employee, director or independent contractor of the Acquired Entities or (y) under which the Acquired Entities has any Liability, excluding any plan that is sponsored, maintained or administered by any Governmental Authority.
“Business” means the business of the Acquired Entities as of the Execution Date.
“Business Day” means any day other than Saturday, Sunday or a day on which banks located in the State of Tennessee are generally authorized or obligated to close.
“Buyer” has the meaning given such term in the preamble to this Agreement.
“Buyer DC Plan” has the meaning given such term in Section 9.3(f).

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“Buyer Disclosure Schedules” means all the Schedules delivered by the Buyer Parties to Seller on the Execution Date.
“Buyer Financial Statements” has the meaning given such term in Section 5.6(a).
“Buyer Fundamental Representations and Warranties” has the meaning given such term in Section 11.1(b).
“Buyer Guarantor” has the meaning given such term in the preamble to this Agreement.
“Buyer Indemnitees” means each Buyer Party and each of their respective past or present Affiliates, officers, directors, employees, advisors and other representatives.
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions.
“Buyer Parties” has the meaning given such term in the preamble to this Agreement.
“Cap” means an amount equal to 15% of the Purchase Price.
“Carve Out Store” means (i) Convenience Store #3410 if the Required Store Consent for such store has not been obtained on or prior to Closing, and (ii) Convenience Store #3307 if the Required Store Consent for such store has not been obtained on or prior to Closing.  “Carve Out Stores” means collectively each and every Carve Out Store.
“Cash and Cash Equivalents” means, with respect to the Acquired Entities and their respective Subsidiaries, all cash and cash equivalents (excluding any restricted cash and excluding an amount up to $700,000 to the extent received by Seller prior to Closing from the sale of the land located on Mt. Juliet Road (Tennessee)) as determined in accordance with GAAP and the accounting principles, practices, assumptions, conventions and policies set forth in Exhibit A hereto (which shall be the same as those applied in the preparation of the Audited Mapco Financial Statements).
“Claim” means (i) any demand, claim, complaint or the commencement of any Proceeding, or any other assertion of an Obligation, whether written or oral, for any Loss, specific performance, injunctive relief, remediation or other equitable relief or (ii) any charge or notice issued by a Governmental Authority or Stock Exchange, in each of cases (i) and (ii), whether or not ultimately determined to be valid.
“Closing” has the meaning given such term in Section 3.1.
“Closing Balance Sheet” has the meaning given such term in Section 2.5(a).
“Closing Conditions” means each of the conditions to the Closing set forth in Article VIII.
“Closing Date” has the meaning given such term in Section 3.1.
“Closing Date Cash” means the Cash and Cash Equivalents of the Acquired Entities on the Closing Date.
“Closing Date Purchase Price” has the meaning given such term in Section 2.3.

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“Closing Statement” has the meaning given such term in Section 2.5(a).
“Code” means the Internal Revenue Code of 1986.
“Collateral Assignee” has the meaning given such term in Section 12.3.
“Commercially Reasonable Efforts” means efforts which are commercially reasonable to enable a Person, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Person to expend funds or assume Obligations other than expenditures and Obligations which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Contemplated Transactions.
“Commission Dealer” means any dealer that has limited discretion or ability to set the price of fuel sold to its retail customers or receives commission-based compensation from its fuel supplier.
“Confidentiality Agreement” means that certain letter agreement by and between Seller and Copec S.A. dated May 17, 2016.
“Contemplated Transactions” means the transactions contemplated by this Agreement, including: (i) the sale of the Acquired Interests to Buyer; (ii) the execution and delivery of the Related Agreements; and (iii) the performance by the Parties of their respective covenants and obligations under this Agreement.
“Continuing Employees” shall mean all employees of the Acquired Entities (including all employees transferred to the Acquired Entities pursuant to Section 6.8(a) other than those listed on Section 6.8(b) of the Seller Disclosure Schedules).
“Contract” means any written agreement, contract, lease, instrument, note, guaranty, mortgage, deed of trust, loan agreement, security agreement, guaranty agreement, environmental indemnity agreement, assignment, subordination and attornment agreement, loan or license, except for any of the foregoing related to Indebtedness that will be paid at or prior to Closing.
“De Minimis Basket” has the meaning given such term in Section 11.2(c).
“Deductible” means an amount equal to 0.75% of the Purchase Price.
“Deposit” has the meaning given such term in Section 2.4.
“Diligence Representative” has the meaning given such term in Section 6.3(b).
“Dollars” and the symbol “$” mean the lawful currency of the United States of America.
“DPA” means the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007.
“Enforceability Exceptions” has the meaning given such term in Section 4.3.
“Environmental Authorization” means any Authorization granted or issued by any Governmental Authority under any Environmental Law.

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“Environmental Claim” means any Claim asserting an Environmental Liability or asserting a Lien under any Environmental Law, or any written notice of noncompliance or violation with or of any Environmental Law, or any other written communication by or from any Person alleging an Environmental Liability.
“Environmental Condition” means (i) the presence of, or generation, transportation, treatment, storage or Release of any Hazardous Substance at, on, under or from, any of the properties or assets of the Acquired Entities in violation of Environmental Law (existing and interpreted on or prior to the Closing Date), or (ii) any condition that otherwise could result in the imposition of liability on the Acquired Entities under any Environmental Law (existing and interpreted on or prior to the Closing Date), including in connection with the ownership or operation of any of the properties or assets of the Acquired Entities.
“Environmental Law” means any Law relating to pollution or the protection of the environment, natural resources, or, to the extent relating to exposure to toxic or hazardous substances or materials, human health or safety (including the Laws relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, control, or cleanup of any Hazardous Substance).
“Environmental Liability” means any Obligation or Loss: (a) arising under any Environmental Law (including required costs and expenditures for Remediation Activities) and including any Obligation or Loss pursuant to any agreement, Order, notice of responsibility, directive (including directives embodied in Environmental Laws) or similar documents (including settlements) arising out of any Environmental Laws; or (b) arising from any Claim by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, performance of or payment or reimbursement of costs or expenses for Remediation Activities, in each case arising as a result of an Environmental Condition.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person (whether or not incorporated) that, within the six-year period ending on the Closing Date, is or was treated as a single employer together with any Acquired Entity or any of its Affiliates under Code Section 414.
“Escrow Agent” means Wells Fargo Bank N.A.
“Escrow Agreement” has the meaning given such term in Section 2.4.
“Estimated Closing Date Cash” has the meaning given such term in Section 2.2.
“Estimated Indebtedness” has the meaning given such term in Section 2.2.
“Estimated Net Working Capital” has the meaning given such term in Section 2.2.
“Execution Date” has the meaning given such term in the preamble to this Agreement.
“Express Shares” has the meaning given such term in the recitals to this Agreement.
“Final Cash” has the meaning given such term in Section 2.5(c).
“Final Indebtedness” has the meaning given such term in Section 2.5(c).
“Final Net Working Capital” has the meaning given such term in Section 2.5(c).

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“Fleet Shares” has the meaning given such term in the recitals to this Agreement.
“Foreclosure Notice” has the meaning given such term in Section 12.3.
“Form 8023 Package” has the meaning given such term in Section 7.8(b).
“Form 8883” has the meaning given such term in Section 7.9(c).
“Fuel Supply Agreement” has the meaning given such term in Section 3.2(a)(v).
“GAAP” means accounting principles generally accepted in the United States of America.
“Governing Documents” means the articles of incorporation, certificate of incorporation, bylaws, articles or certificate of formation, regulations, limited liability company agreement, certificate of limited partnership, partnership agreement, shareholders’ agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the formation, organization or governance of a Person, including any amendments thereto.
“Governmental Authority” means any federal, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof.
“Group Tax Return” has the meaning given such term in Section 7.2(a).
“Guarantors” has the meaning given such term in Section 6.9.
“Hazardous Substance” means any substance that is listed, identified or otherwise designated as hazardous or toxic under, or is regulated (or the cleanup of which can be required) under, any Environmental Law. Without limiting the generality of the foregoing, Hazardous Substances shall include (i) “hazardous wastes,” “solid wastes” (excluding office and household solid wastes), “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in any Law for the protection of the environment; and (ii) petroleum, crude oil, refined petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state.
“Health FSAs” has the meaning given such term in Section 9.3(e).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“Inactive Employees” means each employee of Seller or its Affiliates (other than the Acquired Entities) who is employed by Seller or such Affiliate and is on Leave and immediately prior to Leave primarily devoted his or her business time to the Business.
“Indebtedness” means, with respect to the Acquired Entities and their respective Subsidiaries, without duplication, (a) all indebtedness of the Acquired Entities and their Subsidiaries for borrowed money and all accrued interest thereon, (b) all obligations of the Acquired Entities and their Subsidiaries for the deferred purchase price of assets, property or services other than operating or other leases of property (except as set forth in (d)), (c) all obligations of the Acquired Entities and their Subsidiaries evidenced by notes, bonds, debentures, hedging and swap arrangements or similar instruments, (d) all capital lease obligations of the Acquired Entities and their Subsidiaries (other than capital lease obligations solely between the

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Acquired Entities and capital lease obligations of up to (i) $338,000 for convenience store # 3663 and (ii) $111,000 for an FIS equipment lease existing on the Execution Date), (e) all accrued and unpaid interest on any Indebtedness referred to in clauses (a) through (d) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations or other costs incurred in connection with the repayment or assumption of such Indebtedness and (f) all Indebtedness of others of the type referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by any of the Acquired Entities and/or their Subsidiaries or secured by the assets of any of the Acquired Entities or their Subsidiaries.
“Indemnified Party” has the meaning given such term in Section 11.4(a).
“Indemnifying Party” has the meaning given such term in Section 11.4(a).
“Intellectual Property” means all of the following, whether registered or unregistered, including any and all applications to register: (i) trademarks, service marks, trade names, logos and assumed names, and all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and Patents; (iii) trade secrets and confidential information; (iv) copyrighted and copyrightable subject matter, and applications or registrations in any jurisdiction for the foregoing; (v) domain names and registrations pertaining thereto; and (vi) all intellectual property used in connection with or contained in web sites.
“Interim Period” means the period of time from the Execution Date until the earlier of the Closing and the termination of this Agreement pursuant to Article X.
“IT Infrastructure” has the meaning given such term in Section 4.20.
“Knowledge of Buyer” means the actual knowledge of any of the individuals listed on Section 1.1 of the Buyer Disclosure Schedules, without independent investigation or inquiry, and without imputation.
“Knowledge of Seller” means the actual knowledge of any of the individuals listed on Section 1.1(b) of the Seller Disclosure Schedules, without independent investigation or inquiry, and without imputation.
“Law” means any applicable law, common law, statute, ordinance, code (including the Code), rule or regulation promulgated by any Governmental Authority or any applicable Order of any court or other Governmental Authority having the effect of law in any such jurisdiction.
“Leased Real Property” has the meaning set forth in Section 4.9(b).
“Leave” means any type of leave of absence that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or its Affiliates.
“Lien” means any lien, charge, encumbrance, mortgage, pledge, security interest, easement, reservation, restriction, servitude, right of way, option, right of first offer or refusal, community property interest, equitable interest, conditional sale agreement or other restriction on use, ownership, voting or transfer, including any agreement to provide any of the foregoing.
“Loss” means any and all damages, penalties, fines, assessments, costs, liabilities, Taxes, losses and expenses, including costs of investigation, court costs, costs of defense and reasonable fees of attorneys, accountants and other professional advisors and expert witnesses.

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“MAPCO Financial Statements” has the meaning given such term in Section 4.5(a)(i).
“Material Contract” has the meaning given such term in Section 4.8(a).
“Net Working Capital” means an amount (which may be positive or negative) equal to all current assets of the Acquired Entities as of the Closing minus all current liabilities and Seller Expenses of the Acquired Entities as of the Closing (including, without limitation, assets and liabilities identified in the line and ledger items set forth on Exhibit A), all as determined on a consolidated basis in accordance with GAAP and the accounting principles, practices, assumptions, conventions and policies set forth in Exhibit A hereto (which shall be the same as those applied in the preparation of the Audited Mapco Financial Statements); provided that Net Working Capital shall not include (i) Cash and Cash Equivalents, (ii) Indebtedness of any of the Acquired Entities or (iii) any receivable with respect to the pending sale of the land located on Mt. Juliet Road (Tennessee). The Parties understand that Net Working Capital as of June 30, 2016 was $(8,607,000).
“New Plans” has the meaning given such term in Section 9.3(a).
“NTI Indebtedness” means the aggregate amount of all Indebtedness of the NTI Entities outstanding immediately prior to Closing.
“NTI Entities” means GDK Bear Paw, LLC, GDK Wilma Rudolph, LLC, GDK Segler, LLC, GDK Slaughter Road, LLC, NTI Bear Creek Road, LLC, GDK Lakeland, LLC, GDK Bowie Commons, LLC, GDK Madison Commons, LLC, NTI Peachers Mill, LLC, NTI Memorial Parkway, LLC, NTI Dean Road, LLC, NTI County Line Road, LLC, NTI Hamilton Place, LLC, NTI Jack Miller Blvd, LLC, NTI Reynolds Road, LLC, NTI Taylor-Vaughn, LLC, NTI Atlanta Hwy, LLC, NTI Stagecoach Road, LLC, NTI Springhill Drive, LLC, NTI Bardstown Road, LLC, NTI Church Road, LLC, NTI Fern Valley Road, LLC, NTI Warfield Boulevard, LLC, NTI Knight Street, LLC, NTI Industrial Boulevard, LLC, NTI Dixie Garden, LLC, NTI Brockington Road, LLC, NTI Rice Mine, LLC, NTI Moores Mill Road, LLC, NTI Homer Nance Road, LLC, NTI John Barrow Road, LLC, NTI Goodman Road, LLC, NTI 8th Street, LLC, and NTI Beltline Highway, LLC.
“NTI Interests” has the meaning given such term in the recitals to this Agreement.
“NTI Payoff Amount” has the meaning given such term in Section 3.2(b)(i).
“Obligations” means, with respect to any Person, any debts, liabilities or obligations of such Person, whether absolute or contingent, matured or unmatured, accrued or unaccrued and whether contractual, statutory or otherwise.
“Order” means any order, writ, ruling, decree, judgment, injunction, or other decision of any Governmental Authority.
“Owned Intellectual Property” shall mean all Intellectual Property owned by the Acquired Entities.
“Owned Real Property” has the meaning set forth in Section 4.9(a).
“Party” and “Parties” have the meanings given such terms in the preamble to this Agreement.
“Patents” means all letters, patents and pending applications for patents of the United States and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

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“Permitted Asset Lien” means:
(i)    inchoate Liens imposed by Law and incidental to the construction, maintenance, repair, improvement, development or operation of any of the properties or assets of the Acquired Entities if payment of the obligation secured thereby is not yet past due or delinquent;
(ii)    Liens for Taxes, obligations under workers’ compensation, unemployment insurance or other social welfare legislation, in each case not yet past due or delinquent;
(iii)    easements, servitudes, rights-of-way, reservations, covenants, restrictions, encroachments, encumbrances and other Liens that do not and are not reasonably likely to materially interfere with the ordinary conduct of the use, operation or occupancy of any Real Property for the Business as being conducted thereon as of the Execution Date;
(iv)    defects or irregularities in title to the Real Property which do not and are not reasonably likely to materially interfere with the ordinary conduct of the use, operation or occupancy of any Real Property for the Business as being conducted thereon as of the Execution Date;
(v)    Liens to secure the performance of bids, tenders, trade or government contracts, licenses, statutory obligations, surety bonds, performance bonds and completion bonds (in each case other than for repayment of Indebtedness) incurred in the ordinary course of business, in each case where there is no past due or delinquent obligation;
(vi)    any Liens consisting of (A) statutory landlord’s liens under or with respect to any Real Property Lease to which any Acquired Entity is a party or other Liens on Leased Real Property reserved in Real Property Leases for rent or for compliance with the terms of such Real Property Leases, in each case where there is no past due or delinquent obligation or (B) zoning, land use, or other Laws of any Governmental Authority having jurisdiction over the Real Property which are not violated in any material respect by the current use, operation or occupancy of the Real Property subject thereto, taking into account any grandfathering, variances, special exceptions, conditional use permits or other similar principals recognized under applicable Law;
(vii)    Liens of carriers, warehousemen, mechanics, laborers and materialmen and similar charges incidental to the construction, maintenance, repair, improvement, development or operation of any of the Real Property in the ordinary course of business, in each case for amounts that are not yet past due or delinquent;
(viii)    Liens that will be paid in full or released at or prior to the Closing;
(ix)    Liens created by any of the Buyer Parties;
(x)    Liens encumbering fee title to any property in which an Acquired Entity holds only a leasehold or easement interest and which do not and are not reasonably likely to materially interfere with the ordinary conduct of the use, operation or occupancy of any of such property for the Business as being conducted thereon as of the Execution Date; and
(xi)    Liens set forth in Section 1.1(c), Section 4.8(a), Section 4.9(a), and Section 4.9(b) of the Seller Disclosure Schedules.

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“Permitted Equity Lien” means: (i) transfer restrictions under (A) federal and state securities Laws, and (B) general corporation Laws of the applicable jurisdiction of formation of the Person in question; and (ii) Liens created by any of the Buyer Parties or any of their agents, employees or contractors, or that result from the actions of any of the foregoing parties.
“Person” means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, Governmental Authority or any other form of business or professional entity.
“Personal Data” means any personally identifiable information concerning individuals (including, as applicable, customers and employees) and/or their personal financial information and any other personal information the unauthorized disclosure of which is governed by Law.
“Proceeding” means any action, case, suit, investigation or proceeding, other than those actions, cases, suits, investigations and proceedings conducted in the ordinary course of business consistent with past practice, before or by any Governmental Authority, or any mediator, arbitrator or board of arbitration.
“Protest Letter” has the meaning given such term in Section 2.5(b).
“Purchase Price” has the meaning given such term in Section 2.3.
“Purchase Price Allocations” has the meaning given such term in Section 7.9(b).
“Real Property” means the Owned Real Property and the Leased Real Property.
“Real Property Lease” and “Real Property Leases” have the meaning given such terms in Section 4.9(b).
“Registered Intellectual Property” has the meaning given such term in Section 4.17(b).
“Related Agreements” means the agreements, documents and instruments listed in Section 3.2 other than those referred to in Section 3.2(a)(xiii) or Section 3.2(b)(x).
“Release” means any spilling, leaking, pumping, pouring, emitting, escaping, discharging, dumping or disposing of any Hazardous Substance into the environment or into a structure subject to human occupation.
“Remediation” or “Remediation Activities” means any testing, investigation, assessment, study, design, monitoring, cleanup, treatment, removal, response, remediation, corrective action, reporting or other similar activities undertaken pursuant to Environmental Laws to address any Environmental Condition, including any such activities involving investigation, study, design, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, or the installation and operation of remediation systems.
“Required Store Consents” means each of the consents, waivers and other approvals to the direct or indirect assignment or other transfer of the applicable lease to Buyer as required by the terms of  (i) that certain Amended and Restated Lease Agreement between Hill Center at Belle Meade III, LLC, as lessor, and Mapco Express Inc., as lessee, dated December 11, 2009 (Store 3410) and (ii) that certain First Amended and Restated Lease Agreement between The Estate of Peggy W. Brothers and Jim-Dandy Mkt., Inc. dated as of April 1, 1995 as assigned pursuant to that certain Assignment of Lease between Jim-Dandy Mkt. Inc., as assignor, and MAPCO Petroleum Inc., as assignee, dated March 30, 1995 (Store 3307).

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“Retained Stores” has the meaning given such term in Section 4.13.
“Review Period” has the meaning given such term in Section 2.5(b).
“Revolver” means that certain Third Amended and Restated Credit Agreement dated as of May 6, 2014, among MAPCO Express, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Fifth Third Bank, as joint lead arranger, sole bookrunner and administrative agent, MBO Capital Markets, as co-syndication agent and as joint lead arranger, Bank of America, N.A., as co-syndication agent, and Regions Business Capital, a Division of Regions Bank, as co-syndication agent and as joint lead arranger, as amended, restated and amended and restated.
“Revolver Payoff Amount” has the meaning given such term in Section 3.2(b)(i).
“Risk Transfer Arrangements” has the meaning given such term in Section 9.9(b).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Security Breach Proceedings” has the meaning given such term in Section 4.12 of the Seller Disclosure Schedules.
“Seller” has the meaning given such term in the preamble to this Agreement.
“Seller DC Plans” has the meaning given such term in Section 9.3(f).
“Seller Disclosure Schedules” means all the Schedules delivered by Seller to Buyer on the Execution Date.
“Seller Expenses” means, without duplication and to the extent not paid by the Seller or the Acquired Entities or their respective Affiliates on or prior to the Closing, all fees, costs, charges, expenses and obligations unpaid on the Closing Date that are incurred by any of the Acquired Entities in contemplation of, in connection with or relating to the preparation for, and consummation of, the Contemplated Transactions, including, without limitation, the fees, costs, charges, expenses and obligations relating to or arising out of (a) the preparation, negotiation and execution of this Agreement and the consummation of the Contemplated Transactions; (b) professional services provided by Seller’s, any Acquired Entity’s and their respective Affiliates’ bankers, counsel, consultants, accountants, advisors, agents and representatives; and (c) any bonuses or other amounts payable to any employees of any Acquired Entity by any Acquired Entity as a result of the consummation of the transactions contemplated by this Agreement (and all related employment Taxes incurred by any Acquired Entity); provided that Seller Expenses shall not include (i) any stay bonuses or severance payments that are due pursuant to Contracts that are entered into by the Buyer with employees of the Acquired Entities on or after the Execution Date or (ii) any fees, costs, charges, expenses or obligations relating to obtaining any of the Specified Consents and Authorizations or obtaining the Form 637.
“Seller Fundamental Representations and Warranties” has the meaning given such term in Section 11.1(a).
“Seller Guarantees” has the meaning given such term in Section 6.9.

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“Seller Indemnitees” means each of Seller and its past or present Affiliates, officers, directors, employees, advisors and other representatives.
“Seller Insurance Policies” has the meaning given such term in Section 9.9(a).
“Seller Material Adverse Effect” means a material adverse effect on the assets, properties, liabilities, Business, and financial condition of the Acquired Entities and their Subsidiaries (taken as a whole) or the ability of Seller to consummate the Contemplated Transactions; provided that in no event shall any effect that results from any of the following be deemed to constitute a Seller Material Adverse Effect: (a) this Agreement or any actions taken in compliance with this Agreement, the Contemplated Transactions, or the pendency or announcement thereof (including the impact thereof on the relationships, contractual or otherwise, of the Acquired Entities and their respective Subsidiaries with employees, customers, suppliers or partners), (b) changes, developments or conditions affecting the industry in which the Acquired Entities operate generally or regionally, (c) changes or developments in general economic, capital markets, regulatory, legislative or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes or proposed changes in Laws or GAAP or regulatory accounting requirements or interpretations thereof, (e) fluctuations in currency exchange rates, (f) hostilities, acts of war, insurrection, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, insurrection, sabotage or terrorism or military actions existing or underway as of the Execution Date, (g) any weather-related or other force majeure event or natural disasters, (h) failure, in and of itself, of the businesses of the Acquired Entities and their respective Subsidiaries to meet operational or financial expectations or projections (but not the underlying causes thereof), (i) any action requested to be taken by any of the Buyer Parties, expressly required to be taken in accordance with this Agreement or consented to in writing by the Buyer Parties, (j) matters disclosed in the Seller Disclosure Schedules, or (k) changes in the market price or trading volume of the shares of common stock of Seller, except to the extent such effects in the cases of clauses (b) and (c) above materially and disproportionately affect the Acquired Entities relative to other participants in the industries in which the Acquired Entities operate.
“Seller SEC Reports” means all reports, schedules, forms, statements, exhibits and other documents filed or furnished by Seller or any of its Subsidiaries with the SEC prior to the Execution Date.
“Share Equivalents” means, with respect to any Person, (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that require such Person to issue any of its capital stock or other equity interests, or any other securities convertible into, exchangeable for, or representing the right to subscribe for any capital stock or equity interest of such Person, or to sell any capital stock or equity interests it owns in another Person; (b) pre‑emptive rights granted under a Person’s Governing Documents or applicable Law; (c) stock appreciation rights, phantom stock, profit participation, or other similar rights granted by such Person with respect to any capital stock of such Person (or any derivative thereof); and (d) any securities issued by such Person that are convertible into or exchangeable for any of the foregoing.
“Similar Marks” has the meaning given such term in Section 9.8.
“Specified Claim” has the meaning given such term in Section 4.7 of the Seller Disclosure Schedules.
“Specified Consents and Authorizations” means (i) all Authorizations and all approvals, consents, or waivers of a Third Person (other than those specified in Section 8.3(d)) needed to permit the uninterrupted sale of fuel, beer, wine, tobacco, food and lottery tickets and acceptance of food stamps at any of the Acquired Entities’ stores in compliance with Law and applicable Contracts and (ii) all business licenses that are required by Law for the Acquired Entities to operate the Business immediately following the Closing.

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“Specified Metropolitan Areas” has the meaning given such term in Section 9.12(c).
“Stand Alone Overhead Costs” means the overhead costs that may be necessary for a hypothetical Person to run the Business of the Acquired Entities as a stand-alone organization separate and apart from the Seller’s consolidated organization, as such costs were estimated by Seller and provided to Buyer for informational purposes.
“Stock Exchange” means any domestic or foreign stock or securities exchange on which any equity or debt securities of a Party are listed.
“Straddle Period” has the meaning given such term in Section 7.1(a).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.
“Support Services” has the meaning given such term in Section 9.7.
“Target Net Working Capital” means $(8,607,000).
“Tax” or “Taxes” means any United States or non-United States federal, state or local income, alternative minimum, sales and use, excise, franchise, real and personal property, gross receipts, capital stock, transfer, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee or assessment imposed by any Governmental Authority, including any interest, addition to Tax or penalties related thereto.
“Tax Return” means any return, report, declaration, information return or other document required to be filed with any Governmental Authority with respect to Taxes, including any schedule thereto or amendment thereof.
“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.
“Termination Date” means the date that is the latest of (a) October 31, 2016, (b) 15 days after Seller provides to Buyer the title reports or title commitments pursuant to Section 6.10(a), and (c) 10 days following the expiration or, if earlier, termination, of the waiting periods under the HSR Act applicable to the Contemplated Transactions, as the same may be extended in accordance with Section 10.1(d).
“Territory” means any of the States of Alabama, Arkansas, Georgia, Kentucky, Mississippi, Tennessee and Virginia.
“Third-Party Claim” has the meaning given such term in Section 11.4(b).
“Third Person” means any Person other than any of Seller, Buyer or Buyer Guarantor or their respective Affiliates.
“Third-Person Consent” means any approval, consent, amendment or waiver of a Third Person that is required under (i) any Governing Document of Seller, any of the Acquired Entities or any Buyer Party or

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(ii) any material Contract to which Seller, any of the Acquired Entities or any Buyer Party is a party or by which it or its respective assets is bound in connection with the Contemplated Transactions or any part thereof without the termination of such Contract or any other adverse or potentially adverse consequences thereunder, including any waivers and consents by lenders and waivers of transfer restrictions.
“Title Reports” has the meaning given such term in Section 6.10(a).
“Transfer Taxes” means state and local sales and use taxes, real property transfer or gains taxes, stamp taxes, transfer tax, motor vehicle tax, registration tax or recording fees or similar charges or Taxes.
“Transferred Software” has the meaning given such term in Section 9.15.
“Transition Services Agreement” has the meaning given such term in Section 3.2(a)(iv).
“Transportation Interests” has the meaning given such term in the recitals to this Agreement.
“UST” has the meaning given such term in Section 4.13(d).
“UST Fund” has the meaning given such term in Section 4.13(d).
Section 1.2    Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Except as this Agreement otherwise specifies, all references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to Schedules to this Agreement, which Exhibits and Schedules are attached hereto or delivered pursuant hereto and made a part of this Agreement for all purposes. Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, including the Code, ERISA, the HSR Act, the DPA or any Environmental Law, are references to that Law (and any rules and regulations promulgated thereunder), as the same may have been (or may hereafter be) amended from time to time; provided that any references to any Law in Article IV or Article V (or, as used in any Section in any such Article, any references to any Law included in any defined term used in Article IV or Article V) are references to that Law (and any rules and regulations promulgated thereunder), as the same may have been amended through the date such representation or warranty is made. In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail, but only with respect to the application of the provisions hereof or the interpretation of any of the provisions hereof. The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires. The words “shall” and “will” are used interchangeably and have the same meaning. The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The language used in this Agreement will be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. The term “cost” includes expense and the term “expense” includes cost. All references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question. The word “or” will have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by

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excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day. Prior to the Closing, the Acquired Entities will be considered Subsidiaries and Affiliates of the Seller for all purposes. Upon the Closing, the Acquired Entities will be considered Subsidiaries and Affiliates of the Buyer Parties for all purposes. Seller and Buyer have agreed to the particular language of this Agreement, and any question regarding its meaning shall not be resolved by any rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.  In the event any words or phrases in this Agreement are deleted, whether or not any other words or phrases are added in their place, this Agreement shall be construed as though such words or phrases were never included herein, and no inference shall be drawn from such deletions, regardless of whether such deletions were made in the final version of the Agreement or any prior draft thereof.
ARTICLE II
PURCHASE AND SALE OF ACQUIRED INTERESTS
Section 2.1    Purchase and Sale of Acquired Interests. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Acquired Interests, free and clear of any and all Liens, other than (A) Permitted Equity Liens and (B) Liens arising under this Agreement or the Related Agreements.
Section 2.2    Pre-Closing Statement. At least three Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a written statement, which shall set forth Seller’s good faith estimate of the (i) Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), (ii) the Closing Date Cash (“Estimated Closing Date Cash”), (iii) the Indebtedness as of the Closing Date (the “Estimated Indebtedness”) and (iv) the Closing Date Purchase Price, along with documentation supporting its good faith calculation of the Estimated Net Working Capital, Estimated Closing Date Cash, Estimated Indebtedness and Closing Date Purchase Price.
Section 2.3    Purchase Price. On the Closing Date, in consideration of the Acquired Interests, Buyer shall pay to Seller an aggregate amount in cash equal to (a) $535,000,000, (b) increased by the amount of Estimated Closing Date Cash, (c) decreased by the amount of Estimated Indebtedness, (d) increased by the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, if any, (e) decreased by the amount by which Target Net Working Capital exceeds the Estimated Net Working Capital, if any, and (f) decreased by the amount, if any, of the Allocated Store Amount in accordance with Section 2.7 (collectively, the result of (a) through (f) is referred to herein as the “Closing Date Purchase Price”). For the avoidance of doubt, the amount of the Estimated Indebtedness shall include the Revolver Payoff Amount and the NTI Payoff Amount. The Closing Date Purchase Price will be subject to adjustment after the Closing Date pursuant to Section 2.5 (the Closing Date Purchase Price, as so adjusted after application of the provisions of Section 2.5, the “Purchase Price”).
Section 2.4    Deposit. Contemporaneously with the execution and delivery of this Agreement by the Parties, Buyer shall deliver $40,125,000 as a deposit (the “Deposit”), to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent. The Deposit shall be held and disbursed by the Escrow Agent during the Interim Period subject to the terms and conditions of the Escrow Agreement executed contemporaneously herewith and attached hereto as Exhibit C (the “Escrow Agreement”). In the event the Closing occurs, the Deposit shall be distributed by the Escrow Agent to Seller at the Closing and the amount of the Deposit, together with all interest accrued thereon, shall be applied toward payment by Buyer of the Purchase Price. In the event this Agreement is terminated pursuant to the

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terms herein, the Deposit shall be distributed by the Escrow Agent to Buyer or Seller as provided pursuant to Section 10.2(b).
Section 2.5    Purchase Price Adjustment.
(a)    As promptly as practicable after the Closing Date, but in no event later than 60 days after the Closing Date, Buyer shall deliver to Seller a certificate executed by Buyer’s Chief Financial Officer or equivalent executive officer (“Closing Statement”), setting forth its good faith calculation, prepared based on the books and records of Seller and the Acquired Entities, of (i) the Net Working Capital as of the Closing Date, accompanied by the consolidated balance sheet of the Acquired Entities as of the Closing Date (the “Closing Balance Sheet”), (ii) the Closing Date Cash, (iii) the Indebtedness as of the Closing Date and (iv) the proposed Adjustment Amount based on such items. If the Adjustment Amount reflected in the Closing Statement is positive, Buyer shall pay the Adjustment Amount to Seller by wire transfer of immediately available funds into an account designated by Seller.
(b)    Buyer shall provide, and shall cause the Acquired Entities to provide, Seller and its designees access (during normal business hours) to all materials, books, records, work papers and personnel of Buyer and the Acquired Entities reasonably necessary for Seller to verify the amounts set forth in the Closing Statement. If, within 30 days following the receipt of the Closing Statement (the “Review Period”), Seller has not given Buyer written notice of its objection to any item in the Closing Statement reasonably detailing the basis for such objection (the “Protest Letter”), the Closing Statement shall be deemed final and binding on the Buyer Parties and Seller. If Seller delivers a Protest Letter during the Review Period, then Buyer and Seller shall consult in good faith to resolve the disputed items set forth in the Protest Letter, and if any disputed items have not been resolved within 15 days following delivery of the Protest Letter, from and after such time, either Seller or Buyer may submit the remaining disputed items to PricewaterhouseCoopers LLP (the “Arbiter”) or, if PricewaterhouseCoopers LLP declines or refuses to serve as the Arbiter, Seller and Buyer each shall, within 10 days thereof, select a candidate for the Arbiter and the two candidates so selected shall promptly select a third nationally recognized independent accounting firm which shall be appointed as the Arbiter. The scope of the disputes to be resolved by the Arbiter shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the definitions of Cash and Cash Equivalents, Indebtedness, Net Working Capital and the methodology described herein without regard to materiality, and the Arbiter is not to make any other determination and shall act as an expert and not as an arbitrator. If any items in dispute are submitted to the Arbiter for resolution: (x) Seller and the Buyer Parties shall use their respective Commercially Reasonable Efforts to cause the Arbiter to resolve all remaining disagreements with respect to the Closing Statement as soon as practicable but in any event shall direct the Arbiter to render a determination within 75 days after its retention; (y) Seller and the Buyer Parties shall furnish to the Arbiter and each other such work papers and other documents and information relating solely to the disputed issues as the Arbiter may request and are available to that Party (including, in the case of Buyer, the Acquired Entities or their accountants), and shall be afforded the opportunity to present to the Arbiter any materials relating to the determination and to discuss the determination with the Arbiter; provided that copies of all such materials are concurrently provided to the other Parties and that such discussions may only occur in the presence (including by telephone) of the other Parties, provided, further that the Arbiter shall consider only those items and amounts which are identified as being in dispute; and (z) the determination by the Arbiter of the disputed items in the Closing Statement, as shall be set forth in a notice delivered to both parties by the Arbiter, shall be binding and conclusive on the parties. In resolving any disputed item, the Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. Any expenses relating to the engagement of the Arbiter in respect of its services pursuant to this Section 2.5 shall be shared equally by Seller and the Buyer Parties.

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(c)    The Closing Date Purchase Price shall be adjusted as follows (without duplication): (i)(A) increased by the amount, if any, by which the Net Working Capital, as finally determined (“Final Net Working Capital”), is greater than the Estimated Net Working Capital or (B) reduced by the amount, if any, by which the Final Net Working Capital is less than the Estimated Net Working Capital; and (ii)(A) increased by the amount, if any, by which the Closing Date Cash, as finally determined (“Final Cash”), is greater than the Estimated Closing Date Cash or (B) reduced by the amount, if any, by which the Final Cash is less than the Estimated Closing Date Cash; and (iii)(A) decreased by the amount, if any, by which the Indebtedness, as finally determined (“Final Indebtedness”), is greater than the Estimated Indebtedness or (B) increased by the amount, if any, by which the Final Indebtedness is less than the Estimated Indebtedness. The net amount (which may be positive or negative) of all increases or decreases to the Closing Date Purchase Price as set forth in this Section 2.5(c) shall be the “Adjustment Amount”.
(d)    Not later than the second Business Day after the final determination of the Adjustment Amount pursuant to this Section 2.5:
(i)    if the Adjustment Amount is greater than the amount (if any) actually paid by Buyer pursuant to the last sentence of Section 2.5(a), Buyer shall pay such positive Adjustment Amount (less the portion already paid to Seller pursuant to the last sentence of Section 2.5(a)) to Seller by wire transfer of immediately available funds into the account designated by Seller; or
(ii)    if the Adjustment Amount is negative, Seller shall pay the absolute value of such negative Adjustment Amount to Buyer by wire transfer of immediately available funds into the account designated by Buyer.
(e)    The Adjustment Amount shall be treated as an adjustment to the Purchase Price for income Tax purposes.
Section 2.6    Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law and will use Commercially Reasonable Efforts to provide such Person with five days’ advance written notice of its intent to withhold. To the extent that amounts are so withheld by or on behalf of Buyer or any of its Affiliates and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
Section 2.7    Required Store Consents. Subject to the other terms of this Agreement, if Seller is unable to obtain one or more of the Required Store Consents on or prior to the Closing Date and all other conditions to Closing in Article VIII are met, unless otherwise agreed to in writing by the Parties, the Closing shall take place with the Carve Out Stores being excluded from the Closing. Each Carve Out Store and the assets and properties related to such Carve Out Store (including, without limitation, the lease relating to such Carve Out Store, the personal property at such Carve Out Store, the operating agreements related to such Carve Out Store, and the merchandise and fuel inventory at such Carve Out Store) shall be assigned or conveyed to Seller or its designee on or prior to Closing. The Purchase Price shall be reduced by an amount equal to the Allocated Store Amount applicable to each Carve Out Store. From and after Closing, any Carve Out Store shall be treated as if it were a store owned by Alon in accordance with Section 9.12(e) and the sale, closure, or conversion shall be consummated within 90 days following the Closing Date.

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ARTICLE III
CLOSING AND TRANSACTIONS AT CLOSING
Section 3.1    Time and Place of Closing. The closing of the sale and purchase of the Acquired Interests contemplated hereby (the “Closing”) shall take place at the offices of Seller, at 10:00 A.M. on the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the relevant Party or Parties entitled to the benefits thereof of the Closing Conditions (other than Closing Conditions to be fulfilled at the Closing) or at such other date and place as the Parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 3.2    Closing Deliveries.
(a)    Seller Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:
(i)    certificates representing the Express Shares and Fleet Shares, in each case, free and clear of any Liens, other than Permitted Equity Liens, which certificates shall be duly endorsed in blank (or accompanied by duly executed stock powers);
(ii)    instruments of transfer, in a form and substance reasonably acceptable to Buyer, evidencing the transfer and assignment of the Bear Paw Interests, NTI Interests and Transportation Interests, together with any other documents that are reasonably necessary to transfer to Buyer title to the Bear Paw Interests, NTI Interests and Transportation Interests, in each case, free and clear of any Liens, other than Permitted Equity Liens;
(iii)    a copy of each Third-Person Consent and Authorization set forth in Section 3.2(a)(iii) of the Seller Disclosure Schedules, to the extent actually received by Seller prior to Closing, each of which shall be in full force and effect;
(iv)    a copy of the Transition Services Agreement in the form attached hereto as Exhibit D, (the “Transition Services Agreement”), duly executed by Seller;
(v)    a copy of the Fuel Supply Agreement in the form attached hereto as Exhibit E (the “Fuel Supply Agreement”), duly executed by Seller;
(vi)    copies of payoff letters in a form reasonably acceptable to Buyer, duly executed by each of the holders of the Revolver and the NTI Indebtedness acknowledging payment in full and fulfillment of all obligations thereunder of such Indebtedness as of the receipt of the Revolver Payoff Amount and the NTI Payoff Amount, respectively, on the Closing Date;
(vii)    the certificates referred to in Section 8.3(g);
(viii)    copies of the resolutions of the board of directors of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution by Seller of this Agreement and the Related Agreements to which Seller is a party and the consummation by Seller of the Contemplated Transactions;
(ix)    an incumbency certificate, duly executed by an authorized officer of Seller, attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Seller, any agreement contemplated hereby or any agreement related to the Contemplated Transactions;

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(x)    a certificate, in form and substance as required under Section 1445 of the Code and the treasury regulations promulgated thereunder, stating that Seller is not a foreign person;
(xi)    instruments of transfer, in a form and substance reasonably acceptable to Buyer, evidencing the transfer, assignment and delivery of (a) all domain names and trademarks set forth in Section 4.17(b) of the Seller Disclosure Schedules that are not already in the name of an Acquired Entity, including the MAPCO trademark; (b) the software applications, including any applicable source code, business records, training manuals and documentation that are set forth in Section 9.15 of the Seller Disclosure Schedules; and (c) the Trade Name and Trade Mark License Agreement dated May 30, 2001 between Delek US Holdings, Inc. and Williams Express, Inc.;
(xii)    resignation letters executed by each of the Persons set forth in Section 3.2(a)(xii) of the Seller Disclosure Schedules, confirming such Person’s resignation from his or her position as a director, manager or officer of the Acquired Entities; and
(xiii)    any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.
(b)    Buyer Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (unless otherwise specified):
(i)    to (A) Fifth Third Bank, the amount outstanding under the Revolver as specified in the payoff letter from Fifth Third Bank (the “Revolver Payoff Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Fifth Third Bank in the payoff letter and (B) the holders of NTI Indebtedness, the amount outstanding under the NTI Indebtedness (including any prepayment penalty) as specified in the payoff letters from the holders of NTI Indebtedness (the “NTI Payoff Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by the holders of the NTI Indebtedness in the payoff letters;
(ii)    the Closing Date Purchase Price less the amount applied toward payment pursuant to Section 2.4, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least three Business Days prior to the Closing;
(iii)    the certificates referred to in Section 8.2(d);
(iv)    a copy of each Third Party Consent and Authorization set forth in Section 3.2(b)(iv) of the Buyer Disclosure Schedules, each of which shall be in full force and effect or shall become effective on or after Closing;
(v)    copies of the resolutions of the board of directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution by Buyer of this Agreement and the Related Agreements to which Buyer is a party and the consummation by Buyer of the Contemplated Transactions;
(vi)    copies of the resolutions of the governing body of Buyer Guarantor, certified as being correct and complete and then in full force and effect, authorizing execution by Buyer Guarantor of this Agreement and the Related Agreements to which Buyer Guarantor is a party and the consummation by Buyer Guarantor of the Contemplated Transactions;

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(vii)    an incumbency certificate, duly executed by an authorized officer of each Buyer Party attesting to the due appointment and authorization of individuals signing this Agreement on behalf of such Buyer Party, any agreement contemplated hereby or any agreement related to the Contemplated Transactions;
(viii)    a copy of the Transition Services Agreement, duly executed by Buyer;
(ix)    a copy of the Fuel Supply Agreement, duly executed by Buyer; and
(x)    any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except to the extent set forth in the Audited Mapco Financial Statements and the notes attached thereto, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization.
(a)    Seller (i) is a corporation validly existing and in good standing under the Laws of the State of Delaware and (ii) solely with respect to the Business, has all requisite corporate power and authority under the laws of Delaware and its Governing Documents to (A) carry on its business as currently conducted and (B) own or lease and to operate its properties and other assets it currently owns, leases or operates.
(b)    Each of the Acquired Entities (i) is a corporation or limited liability company, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as set forth in Section 4.1(b) of the Seller Disclosure Schedules and (ii) has all requisite entity power and authority under the laws of the jurisdiction of its formation or organization and its Governing Documents to carry on its business as currently conducted.
(c)    Each of the Acquired Entities is duly qualified to conduct its business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business as now conducted by it or the ownership or leasing of its properties so requires, except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have, a Seller Material Adverse Effect.
Section 4.2    Capitalization.
(a)    The total authorized, issued and outstanding capital stock or limited liability company interests, as the case may be, of each Acquired Entity is set forth in Section 4.2(a) of the Seller Disclosure Schedules. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedules, Seller owns the Acquired Interests free and clear of any Liens, other than Permitted Equity Liens and upon the occurrence of the Closing, the delivery of the Acquired Interests to Buyer in accordance with the terms of this Agreement will transfer good and marketable title to the Acquired Interests free and clear of any Liens, other than the Permitted Equity Liens. The Acquired Interests (i) have been duly authorized and validly issued in accordance with applicable Law, (ii) in the case of the Express Shares and Fleet Shares, are fully paid and nonassessable, (iii) were issued free of preemptive rights and (iv) were issued in accordance with the registration or

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qualification provisions of the Securities Act and any relevant state securities Laws or pursuant to valid exemptions therefrom. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedules, there are no outstanding Share Equivalents to which any Acquired Entity is a party or by which any Acquired Entity is bound, obligating such Acquired Entity to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional equity interests or any securities or obligations convertible into or exchangeable for additional equity interests or to grant, extend or enter into any such Share Equivalent.
(b)    Section 4.2(b) of the Seller Disclosure Schedules lists all of the Subsidiaries of NTI Investments, LLC. NTI Investments, LLC owns all issued and outstanding equity interests of each such Subsidiary, free and clear of all Liens (other than Permitted Equity Liens). Other than NTI Investments, LLC, no Acquired Entity directly or indirectly owns any equity interests in any Person.
Section 4.3    Due Authority; Execution and Delivery; Enforceability. Seller has full corporate power and authority to execute and perform this Agreement, to perform the Related Agreements to which it will be a party and to carry out the Contemplated Transactions. The execution, delivery and performance by Seller of this Agreement, the execution, delivery and performance by Seller of the Related Agreements to which it will be a party and the consummation of the Contemplated Transactions have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly and validly executed by Seller and, at the Closing, all Related Agreements required hereunder to be executed and delivered by Seller shall have been duly executed and delivered by Seller. This Agreement does, and the Related Agreements to which Seller will be a party shall, assuming the due authorization, execution, and delivery of this Agreement and the Related Agreements by the other parties hereto or thereto, constitute the legal, valid and binding obligation of Seller, as applicable, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting the enforcement of creditors’ rights generally, and subject to the application of general principles of equity or judicial discretion, and whether considered in a case or proceeding at Law or in equity (collectively, the “Enforceability Exceptions”).
Section 4.4    No Conflicts; Approvals.
(a)    Except as set forth in Section 4.4(a) of the Seller Disclosure Schedules and assuming the consents, approvals, waivers and filings contemplated by Section 4.4(b), Section 5.3(b), the Required Store Consents, and the Specified Consents and Authorizations have been obtained or made, neither the execution and delivery by Seller of this Agreement or the Related Agreements nor the performance by Seller of its obligations hereunder or thereunder will, violate or breach the terms of or cause a default (with or without notice or lapse of time, or both) under or result in any right of termination or acceleration of, or entitle any party to accelerate any right or obligation or the loss of any benefit under, or result in the creation of any Lien (except for Permitted Asset Liens) upon any material asset of any of the Acquired Entities, under (i) any Law applicable to Seller or any of the Acquired Entities, (ii) the Governing Documents of Seller or any of the Acquired Entities or (iii) any material Contract or any material Authorization, except in the cases of clauses (i) and (iii) as would not, individually or in the aggregate, have or reasonably be expected to adversely affect the Acquired Entities (taken as a whole) or the Business in any material respect.
(b)    Except as set forth in Section 4.4(b) of the Seller Disclosure Schedules, neither the execution and delivery by Seller of this Agreement or any Related Agreement nor the performance by Seller of its obligations hereunder or thereunder will require Seller or any of the Acquired Entities to obtain any approval, consent or waiver of, or to make any filing with, any Governmental Authority or any other Person, except for (i) SEC filings required to be made by Seller pursuant to the Exchange Act and (ii) those approvals, consents, waivers and filings the failure of which to be obtained or made, individually or in the

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aggregate, would not have or reasonably be expected to adversely affect the Acquired Entities (taken as a whole) or the Business in any material respect.
Section 4.5    Financial Statements.
(a)    Section 4.5 of the Seller Disclosure Schedules sets forth the following financial statements:
(i)    (A) the audited balance sheet of MAPCO Express, Inc. as of December 31, 2015 and 2014, together with corresponding audited statements of operations and of cash flows of MAPCO Express, Inc. for the fiscal years ended December 31, 2015 and 2014 (the “Audited MAPCO Financial Statements”) and (B) the unaudited interim balance sheet of MAPCO Express, Inc. as of June 30, 2016, together with corresponding unaudited consolidated interim statements of operations for the six-month periods ended on June 30, 2016 and 2015 (collectively, the “MAPCO Financial Statements”); and
(ii)    (A) the trial balances of each of the Acquired Entities (other than MAPCO Express, Inc.) as of December 31, 2015 and 2014 and (B) the trial balances of each of the Acquired Entities (other than MAPCO Express, Inc.) as of June 30, 2016 (collectively, the “Acquired Entity Balances”).
(b)    The MAPCO Financial Statements (i) present fairly, in all material respects, the financial position of MAPCO Express, Inc. as of the respective dates of the balance sheets included therein and the results of operations and cash flows of MAPCO Express, Inc. for the respective periods set forth therein, except as otherwise noted therein (subject, in the case of interim financial statements, to the absence of footnote disclosures and to normal and recurring year-end audit adjustments) and (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as noted in the accompanying footnotes thereto).
(c)    The Acquired Entity Balances of each Acquired Entity (i) present fairly, in all material respects, the financial position of such Acquired Entity as of the respective dates of the balance sheets included therein, except as otherwise noted therein (subject, in the case of interim financial statements, to the absence of footnote disclosures and to normal and recurring year-end audit adjustments) and (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby.
(d)    There are no securitization transactions or other “off-balance sheet arrangements” (as that term is defined in Item 303 of Regulation S-K under the Securities Act) to which any Acquired Entity is a party.
(e)    Notwithstanding Seller’s representations and warranties set forth in Sections 4.5(a) through (d), Seller makes no representations or warranties, express or implied, with respect to the Stand Alone Overhead Costs of the Acquired Entities.
Section 4.6    Absence of Undisclosed Liabilities. No Acquired Entity has any Obligations of a type that would be required to be reflected as a liability on a balance sheet or referred to in the notes thereto of such Acquired Entity prepared in accordance with GAAP (applying the same accounting principles, practices, assumptions, conventions and policies as those applied in the preparation of the Audited Mapco Financial Statements) except Obligations reflected in the balance sheets of the Acquired Entities set forth on Section 4.5 of the Seller Disclosure Schedules, Obligations incurred in the ordinary course of business consistent with past practices in all material respects since June 30, 2016, Obligations incurred pursuant to this Agreement or in connection with the Contemplated Transactions that would otherwise be considered Seller Expenses, and as set forth in Section 4.6 of the Seller Disclosure Schedules).

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Section 4.7    Absence of Certain Transactions. Except as set forth in Section 4.7 of the Seller Disclosure Schedules and except for the Contemplated Transactions, (a) from December 31, 2015 through the Execution Date, (i) the Acquired Entities have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any event or condition that has had or would reasonably be expected to have a Seller Material Adverse Effect and (b) from June 30, 2016 through the Execution Date, the Acquired Entities have not taken any action that would have been prohibited by Section 6.1 if such action had been taken during the Interim Period without first obtaining the consent of Buyer.
Section 4.8    Material Contracts.
(a)    Except for this Agreement and any Contract between or among two or more of the Acquired Entities to which no Third Person is a party, Section 4.8(a) of the Seller Disclosure Schedules sets forth a list of all of the following to which any of the Acquired Entities is a party as of the Execution Date (in each case, to the extent remaining executory in whole or in part as of the Execution Date) (each, a “Material Contract”):
(i)    Any Contract relating to any Indebtedness of any of the Acquired Entities for borrowed money or the granting of any Lien (other than Permitted Asset Liens or Permitted Equity Liens) by any of the Acquired Entities securing any such borrowing;
(ii)    any Contract whereby any of the Acquired Entities has guaranteed an Obligation of any other Person (other than one or more of the Acquired Entities);
(iii)    any Contract with any officer or director of any of the Acquired Entities;
(iv)    any Contract for the purchase of (A) any fuel or (B) merchandise by any of the Acquired Entities that provides for payments by or to such Person of more than $500,000 per year;
(v)    any Contract for the purchase or sale of goods or services by or to any of the Acquired Entities not covered in any other paragraph of this Section 4.8(a) that provides for payments by or to such Person of more than $1,000,000 per year (in the case of goods) or $500,000 per year (in the case of services), other than Contracts that may be cancelled without any penalty or other Obligation to such Acquired Entity upon notice of 90 days or less;
(vi)    any Contract for the sale of any asset by or to any of the Acquired Entities not covered in any other paragraph of this Section 4.8(a) that provides for the payment after the Execution Date by or to such Person of more than $1,000,000;
(vii)    any Contract which provides for the acquisition, issuance or transfer of any securities of any of the Acquired Entities or any other Person;
(viii)    any Contract containing a provision that (A) prohibits or materially limits any of the Acquired Entities from competing with another Person in any business or geographical area, (B) materially impairs or restricts the ability of any Acquired Entity from soliciting for employment or hiring employees for the Business, or (C) requires any Acquired Entity to purchase total requirements of any product or service from a third party or contains a “take or pay” provision;
(ix)    any Contract with any Affiliate of Seller (excluding the Acquired Entities);

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(x)    any Real Property Lease or capital lease;
(xi)    any Contract related to any loyalty rewards, sales or promotional discount or any similar activities with customers of any Acquired Entity or which any Acquired Entity offers or sponsors;
(xii)    any Contract related to a branded, sponsored credit card or other similar credit card program which any Acquired Entity offers or sponsors;
(xiii)    any franchise Contract in which any of the Acquired Entities is the franchisee, related to the operation by Seller or its Affiliates of food and beverage franchises (including quick serve restaurants) at the Real Property;
(xiv)    any dealer or branded retailer Contract;
(xv)    any material license pursuant to which any Acquired Entity (A) has acquired the right to use any Acquired Entity Intellectual Property, other than software that is generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click-to-accept” agreements with a replacement cost and/or annual license fee of less than $20,000, or (B) has granted to any third party any license to use any Owned Intellectual Property, other than non-exclusive licenses in the ordinary course of business;
(xvi)    any Contract with any Governmental Authority;
(xvii)    any Contract that is a partnership agreement or joint venture agreement;
(xviii)    any Contract guaranteed by the Seller Guarantees; and
(xix)    any Contract to enter into any agreement with respect to any of the matters described in any of the foregoing clauses of this Section 4.8(a).
(b)    Except as set forth in Section 4.8(b) of the Seller Disclosure Schedules, (i) each Material Contract is in full force and effect and is a legal, valid and binding obligation of each Acquired Entity that is a party thereto, as applicable, and, assuming such Material Contract is binding and enforceable against the other party or parties thereto, is enforceable against each such Acquired Entity, as applicable, in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions, and (ii) the Acquired Entity party thereto, as applicable, has not breached the terms of any Material Contract in any material respect nor, to the Knowledge of Seller, has any other party thereto. Seller has provided Buyer with, or access to, true and correct copies of all Material Contracts (including all material amendments thereto or material assignments thereof). The Acquired Entities have not provided, nor has any other party to any Material Contract given, written notice of an intent to terminate or materially modify any Material Contract.

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Section 4.9    Real Property; Title to Assets.
(a)    Except as set forth in Section 4.9(a) of the Seller Disclosure Schedules, each Acquired Entity has good and valid fee title to each parcel of real property (including any structures or facilities located thereon, other than those located on such real property pursuant to Permitted Asset Liens) listed on Section 4.9(a) of the Seller Disclosure Schedules (such owned property collectively, the “Owned Real Property”), free and clear of Liens other than Permitted Asset Liens. Except as set forth in Section 4.9(a) of the Seller Disclosure Schedules, (i) there are no outstanding options or rights of first refusal in favor of any other Person to purchase any Owned Real Property or any portion thereof or interest therein, and (ii) neither the Seller nor any Acquired Entity has received written notice within the past three years that any Owned Real Property is in violation of any of the material covenants, conditions or restrictions affecting any Owned Real Property, except for such violations that would not, individually or in the aggregate, reasonably be expected to materially impair the use, operation, or occupancy of such Owned Real Property in the conduct of the Business as being conducted thereon.
(b)    Except as set forth in Section 4.9(b) of the Seller Disclosure Schedules, and assuming good title in the landlord thereunder, each of the Acquired Entities has a valid and subsisting leasehold or subleasehold interest in each ground lease, lease or sublease listed on Section 4.9(b) of the Seller Disclosure Schedules (such property subject to a ground lease, lease or sublease, the “Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Real Property Leases” and each a “Real Property Lease”), in each case, free and clear of Liens other than Permitted Asset Liens. Except as set forth in Section 4.9(b) of the Seller Disclosure Schedules, neither the Seller nor any Acquired Entity has received written notice within the past three years of a material breach or default under any Real Property Lease and, to the Knowledge of the Seller, no event has occurred within the past three years which would constitute a material breach or default under any Real Property Lease.
(c)    Except for Permitted Asset Liens, (i) neither Seller nor any Acquired Entity has received written notice within the past three years of any material violation of any federal, state or municipal Laws affecting any of the Real Properties or the operations conducted thereon; (ii) neither Seller nor any Acquired Entity has received any written notice within the past three years to the effect that any condemnation or rezoning proceedings are pending or, to the knowledge of Seller, have been threatened, with respect to the Real Property; and (iii) each parcel of Real Property abuts on and has direct vehicular access to a public road, or has legally insurable access to a public road, except to the extent a failure to have such access would not, or would not reasonably be expected to, materially impair the use, operation, or occupancy of such Real Property in the conduct of the Business as being conducted thereon.
(d)    The Acquired Entities have valid title to, or a valid leasehold interest in, the personal property reflected on the MAPCO Financial Statements or acquired after June 30, 2016 (except inventory sold or otherwise disposed of since June 30, 2016 in the ordinary course of business consistent with past practices in all material respects and accounts receivable and notes receivable paid subsequent to June 30, 2016), free and clear of all Liens, except for Permitted Asset Liens.
Section 4.10    Authorizations of the Acquired Entities. Except with respect to Environmental Authorizations and except as set forth on Section 4.10 of the Seller Disclosure Schedules, each of the Acquired Entities (i) has all material Authorizations that are required by applicable Law for such Acquired Entity to carry on its Business as currently conducted and (ii) is, and has been during the past three years, in material compliance therewith; provided that Seller is not making any representation or warranty that any such Authorizations can be transferred as of the Closing Date or can be maintained by Buyer from and after the Closing. Except with respect to Environmental Authorizations and except as set forth in Section 4.10 of the

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Seller Disclosure Schedules, to the Knowledge of Seller, none of the Acquired Entities has received from any Governmental Authority within the past three years written notification that any such Authorization (x) is not in full force and effect or (y) has been violated in any material respect. Except with respect to Environmental Authorizations and except as set forth in Section 4.10 of the Seller Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of Seller, threatened regarding suspension, revocation, modification or cancellation of any such Authorization.
Section 4.11    Compliance with Laws. Except with respect to Laws relating or attributable to environmental matters and except as set forth in Section 4.11 of the Seller Disclosure Schedules, each of the Acquired Entities is, and has been during the past three years, in compliance in all material respects with all Laws.
Section 4.12    Proceedings. Except with respect to Proceedings or Orders relating to environmental matters and except as set forth in Section 4.12 of the Seller Disclosure Schedules, (a) there is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of the Acquired Entities that would reasonably be expected to (i) individually or in the aggregate adversely affect the Acquired Entities (taken as a whole) or the Business in any material respect or (ii) prevent or materially delay the consummation of the Contemplated Transactions and (b) there are no Orders outstanding against any of the Acquired Entities that would reasonably be expected to, individually or in the aggregate, adversely affect the Acquired Entities (taken as a whole) or the Business in any material respect.
Section 4.13    Environmental. Except as set forth in Section 4.13(a) of the Seller Disclosure Schedules, and except with respect to the stores listed in Section 4.13(b) of the Seller Disclosure Schedules (the “Retained Stores”) for which no representation, warranty or covenant is made by Seller under this Section 4.13 or any other representation, warranty or covenant with respect to environmental matters and for which Seller will have no liability whatsoever to (i) any Buyer Indemnified Party relating to any breaches of the representations or warranties herein with respect to any environmental matter or (ii) any Third Parties arising out of, resulting from or relating to any Environmental Conditions, Environmental Claims, Environmental Liabilities, or other environmental matters:
(a)    to the Knowledge of Seller, each of the Acquired Entities is, and has been during the past three years, in compliance in all material respects with all applicable Environmental Laws;
(b)    (i) each of the Acquired Entities has all material Environmental Authorizations that are required by applicable Environmental Law for such Acquired Entity to carry on its Business as currently conducted and (ii)(A) none of the Acquired Entities has received from any Governmental Authority or any other Person within the past three years written notification that any such material Environmental Authorization (1) is not in full force and effect, or (2) has been violated in any material respect, (B) there is currently no Proceeding pending or threatened, in writing, regarding suspension, revocation, modification or cancellation of any such Environmental Authorization and (C) there are no Orders of any Governmental Authority outstanding against any of the Acquired Entities arising under Environmental Laws;
(c)    there is no material Environmental Claim currently pending or, to the Knowledge of Seller, threatened in writing against any of the Acquired Entities;
(d)    (i) all underground storage tanks (the “UST”) located on the Real Property and all other UST owned or operated by any Acquired Entity have been registered and are currently registered with the appropriate Governmental Authority and all required registration fees and transfer charges and Taxes or impositions therefor and UST fees for state reimbursement trust fund (the “UST Fund”) eligibility have been paid in full; (ii) each of the Acquired Entities has taken all actions necessary to establish and maintain

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eligibility for UST Fund reimbursement, where available, under applicable Environmental Laws; (iii) all UST satisfy the most recent upgrade requirements of the applicable Governmental Authority; and (iv) all UST, and the practices of the applicable Acquired Entity in the operation of any such UST, including storing fuels, tank testing, inventory control and leakage detection, comply in all material respects with all Environmental Laws applicable to such UST;
(e)    Seller has made available to Buyer copies of all material reports in Seller’s possession or control reflecting material Environmental Conditions or material violations and alleged violations of applicable Environmental Laws or other applicable Laws as of the Execution Date on, at, or underlying the Owned Real Property or Leased Real Property, and any reports, test results or written correspondence with Governmental Authorities or other Persons reflecting material contamination or material non-compliances with Environmental Laws;
(f)    to the Knowledge of Seller, no Acquired Entity has Released or disposed of or arranged for the disposal of, any Hazardous Substances, including at any Owned Real Property or Leased Real Property, other than in material compliance with Environmental Law and as would not reasonably be expected to result in material Environmental Liability;
(g)    to the Knowledge of Seller, Hazardous Substances have not been Released or threatened to be Released at or from any Real Property or any other property or facility currently or formerly owned or operated by any Acquired Entity that would reasonably be expected to constitute an Environmental Condition; and
(h)    no Acquired Entity has assumed, or provided indemnity against, any material liability or obligation of any other Person under Environmental Law.
Section 4.14    Taxes. The sole and exclusive representations and warranties of Seller with respect to Taxes of the Acquired Entities are set forth in this Section 4.14 and Section 4.16. Except as set forth in Section 4.14 of the Seller Disclosure Schedules
(a)    each of MAPCO Express, Inc. and MAPCO Fleet, Inc. (the “Acquired Corporations”) has been treated as an association taxable as a corporation for U.S. federal income Tax purposes (and any applicable state or local Tax laws that follow the federal treatment) since its respective date of formation;
(b)    each of GDK Bear Paw, LLC, NTI Investments, LLC and Delek Transportation, LLC (the “Acquired LLCs”) and the Subsidiaries of the Acquired Entities has been treated as an entity disregarded from its owner for U.S. federal income Tax purposes (and any applicable state or local Tax laws that follow the federal treatment) since its respective date of formation;
(c)    each Acquired Entity has timely filed, or has had timely filed on its behalf, all material Tax Returns required to have been filed by it, and (i) all such Tax Returns were and are correct and complete in all material respects and (ii) each Acquired Entity has paid, or has had paid on its behalf, all material Taxes, whether or not shown to be due thereon;
(d)    there are no current, pending or, to the Knowledge of Seller, threatened Claims or Proceedings for the assessment or collection of material Taxes with respect to any Acquired Entity and no written claim has been made by any taxing authority in a jurisdiction where any Acquired Entity has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction other than any such claims that have been resolved;

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(e)    there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any Claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Acquired Entity for any taxable period;
(f)    none of the Acquired Entities (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Seller), or (ii) has any material Obligation for the Taxes of any Person (other any of the Acquired Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
(g)    the Acquired Entities have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws;
(h)    the Acquired Entities have collected all material sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates and have maintained appropriate records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations; and
(i)    there are no Liens for material Taxes against the assets of the Acquired Entities, other than Permitted Asset Liens.
Section 4.15    Brokers. Other than RBC Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based on arrangements made by or on behalf of Seller or any of its Affiliates.
Section 4.16    Benefit Plans; Employee Matters.
(a)    Section 4.16(a) of the Seller Disclosure Schedules sets forth a list, as of the Execution Date, of each material Benefit Plan. Seller has made available to Buyer correct and complete copies of (i) each Benefit Plan (including amendments thereto), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan and each summary of material modification and (iv) the most recent determination, opinion or advisory letter received from the Internal Revenue Service with respect to each Benefit Plan intended to by qualified under Section 401(a) of the Code.
(b)    None of the Acquired Entities nor any of their respective current or former ERISA Affiliates currently maintains, sponsors, participates in, has liability under, or contributes to, or has ever maintained, established, sponsored, participated in, had liability under, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is described in Section 413(c) of the Code. Except as set forth on Section 4.16(b) of the Seller Disclosure Schedule, no Benefit Plan provides for any post-employment welfare, medical, disability or life insurance benefits to any retired or former Continuing Employee (other than as required under Section 4980B of the Code or similar state Law).
(c)    With respect to any Benefit Plan that is sponsored, maintained or contributed to by any of the Acquired Entities, or has been sponsored, maintained, contributed to by any ERISA Affiliate

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within three years prior to the Execution Date: (i) no Proceedings are pending or, to the Knowledge of Seller, threatened against any of the Acquired Entities (including Proceedings by or before the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Authorities); (ii) such Benefit Plan has been established, maintained and administered, in all material respects, in accordance with its terms, and in all material respects, in compliance with the applicable requirements of ERISA, the Code and other applicable Law; (iii) there are no Orders outstanding against any of the Acquired Entities pertaining to any such Benefit Plan; and (iv) the consummation of the Contemplated Transactions will not result in any liability to Buyer or any of the Acquired Entities for Taxes, penalties, interest or any other Claims resulting from any such Benefit Plan which would not otherwise be payable absent the consummation of the Contemplated Transactions.
(d)    Except as set forth on Section 4.16(d) of the Seller Disclosure Schedule, any Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service) and to the Knowledge of the Seller no event has occurred that would reasonably be expected to cause the loss of such qualification.
(e)    Section 4.16(e) of the Seller Disclosure Schedules contains a list of all Continuing Employees above the store level as of July 29, 2016, including for each such employee their current job title, FLSA classification, base salary and hourly wage rate, and work location.
(f)    No Acquired Entity is a party to or bound by nor has been a party to or bound by any collective bargaining agreement with a labor union or labor organization and, to the Knowledge of Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made.
(g)    Except as set forth in Section 4.16(g) of the Seller Disclosure Schedules: (i) the Acquired Entities are, and have been during the past three years, in compliance in all material respects with all applicable Laws regarding employment, labor and wage and hour matters; (ii) there are no Proceedings pending or threatened against any of the Acquired Entities alleging a failure to so comply; (iii) no Acquired Entity is a party to or bound by any Order relating to employment, labor and wage and hour matters; and (iv) there are no pending strikes, work stoppages, work slowdowns, picketing, lockouts or similar labor activity.
(h)    Except as set forth on Section 4.16(h) of the Seller Disclosure Schedules, the consummation of the Contemplated Transactions shall not, either alone or in combination with another event: (i) entitle any current or former employee, director, independent contractor or officer of the Business to severance pay, unemployment compensation or any other material payment for which Buyer or any Acquired Entity would be responsible; (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee, director, independent contractor or officer for which Buyer or any Acquired Entity would be responsible; (iii) directly or indirectly cause the Acquired Entities to transfer or set aside any assets to fund any benefits under any Benefit Plan; (iv) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Closing Date; or (v) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Continuing Employee.
Section 4.17    Intellectual Property.
(a)    Except as set forth on Section 4.17(a) of Seller’s Disclosure Schedules, (i) the Acquired Entities own all right, title and interest in and to, or have valid and enforceable licenses to use, all

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material Intellectual Property used in the operation of the Business as presently conducted, and the consummation of the Contemplated Transactions will not adversely affect such rights in any material respect; (ii) to the Knowledge of Seller, no third party is infringing any material Owned Intellectual Property; (iii) to the Knowledge of Seller, the conduct of the Business by the Acquired Entities as currently conducted does not infringe, misappropriate or violate any material Intellectual Property right of any third party; and (iv) there is no Proceeding pending or, to the Knowledge of Seller, threatened against any Acquired Entity alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights.
(b)    Section 4.17(b) of the Seller Disclosure Schedules sets forth a correct and complete list of all material issued Patents, registered trademarks and service marks, domain names, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Authority and constituting Owned Intellectual Property (“Registered Intellectual Property”).
Section 4.18    Transactions with Affiliates.
(a)    Except (x) as set forth on Section 4.18 of the Seller Disclosure Schedules and (y) for the Transition Services Agreement and the Fuel Supply Agreement: (i) none of Seller or any of its Affiliates (other than the Acquired Entities) has any ownership, financial or other interest in any material asset used in the Business; (ii) neither Seller nor any of its Affiliates (other than the Acquired Entities) owes any Indebtedness to any Acquired Entity; (iii) there are no Material Contracts or other material agreements or arrangements between Seller or any of its Affiliates (other than the Acquired Entities), on the one hand, and any Acquired Entity, on the other hand, and (iv) except for any employment, management, consulting or similar contract set forth on Section 4.18 of the Seller Disclosure Schedules, there is no Contract with any director or officer of Seller or any Acquired Entity or any of their Affiliates.
(b)    On the Closing Date, except for the Transition Services Agreement and the Fuel Supply Agreement, none of the Acquired Entities will have any Obligation to or for the benefit of Seller or any of its Affiliates (other than the Acquired Entities) other than short-term liabilities included in Net Working Capital or Obligations expressly assumed hereunder or in connection with the Contemplated Transactions.
Section 4.19    Privacy and Data Security.
(a)    Except as set forth on Section 4.19(a) of the Seller Disclosure Schedules, the Acquired Entities’ use, storage, dissemination and disposal of any personally identifiable information concerning individuals (including, as applicable, customers and employees) is, and has been during the past three years, in compliance in all material respects with all applicable privacy policies, terms of use, contractual obligations and applicable Laws. The Acquired Entities maintain, or Seller maintains of behalf of the Acquired Entities, policies and procedures regarding data security and privacy, and maintain administrative, technical and physical safeguards with respect thereto, that are commercially reasonable.
(b)    Except as set forth on Section 4.19(b) of the Seller Disclosure Schedule, during the past three years, there have been, to the Knowledge of Seller, no material security breaches relating to, or material violations of any security policy regarding, or any unauthorized access of, any Personal Data used by or on behalf of the Acquired Entities in connection with the Business.
(c)    The Acquired Entities are, and have been during the past three years, in compliance with the Payment Card Industry Data Security Standard requirements in all material respects.

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Section 4.20    Information Technology. The information and communications technology infrastructure and systems (including software, hardware, firmware, networks and websites) that are used by Seller and the Acquired Entities in the Business (collectively, the “IT Infrastructure”) and any security and disaster recovery arrangements relating thereto, are shared systems and services, and, subject to the provision of services pursuant to the terms of the Transition Services Agreement, will not be materially adversely affected by the Contemplated Transactions, and the IT Infrastructure will continue to be available in all material respects for use by the Acquired Entities following the consummation of the Contemplated Transactions. During the three year period prior to the Execution Date, the Acquired Entities have not experienced, and to the Seller’s Knowledge, no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of: (a) any material defect in any part of the IT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (b) a breach of security in relation to any part of the IT Infrastructure.
Section 4.21    Insurance. Section 4.21 of the Seller Disclosure Schedule sets forth a complete and accurate list of current insurance policies (including property, fire, theft, casualty, comprehensive general liability, workers compensation, directors and officers, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) which includes carrier name and policy effective date, issued in favor of Seller, or any Acquired Entity, which afford coverage to any Acquired Entity, and which are in effect on the Execution Date, or issued in favor of Seller and which are in effect on the Execution Date pursuant to which any Acquired Entity is or was a named insured or otherwise a beneficiary. All such insurance policies are in full force and effect on the Execution Date and in such types and amounts and covering such risks as are consistent with the way the Seller operates the Business and as are required by Material Contracts.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
Buyer and Buyer Guarantor hereby jointly and severally represent and warrant to Seller as of the date hereof and as of the Closing Date as follows:
Section 5.1    Organization and Qualification. Buyer is a corporation validly existing and in good standing under the Laws of the State of Delaware. Buyer Guarantor is a corporation validly existing and in good standing under the Laws of the Republic of Chile. Each of the Buyer Parties is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of the business as now conducted by it or the ownership or leasing of its properties so requires, except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect. Each Buyer Party has the requisite entity power and authority under the laws of the jurisdiction of its organization and its Governing Documents to carry on its business as currently conducted and to own or lease and to operate its properties and other assets it currently owns, leases or operates.
Section 5.2    Due Authority; Execution and Delivery; Enforceability. Each Buyer Party has full entity power and authority to execute and perform this Agreement, to perform the Related Agreements to which it will be a party and to carry out the Contemplated Transactions. The execution, delivery and performance by each Buyer Party of this Agreement, the execution, delivery and performance of the Related Agreements to which each such Buyer Party will be a party and the consummation of the Contemplated Transactions, have been duly authorized by all requisite action on the part of each Buyer Party. This Agreement has been duly and validly executed by each Buyer Party and, at the Closing, all Related Agreements required hereunder to be executed and delivered by each Buyer Party shall have been duly

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executed and delivered by such Buyer Party. This Agreement does, and the Related Agreements to which each Buyer Party will be a party shall, assuming the due authorization, execution, and delivery of this Agreement and the Related Agreements by Seller, constitute the legal, valid and binding obligation of each such Buyer Party that is a party thereto, enforceable in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
Section 5.3    No Conflicts; Approvals.
(a)    Assuming the consents, approvals, waivers and filings contemplated by Section 4.4(b) and Section 5.3(b) have been obtained, neither the execution and delivery by the Buyer Parties of this Agreement or any Related Agreement nor the performance by the Buyer Parties of their respective obligations hereunder or thereunder will violate or breach the terms of or cause a default under (i) any Law applicable to any Buyer Party, (ii) the Governing Documents of either Buyer Party or (iii)  any Contract to which any Buyer Party is a party as of the Execution date (to the extent remaining executory in whole or in part as of the Execution Date), except in the cases of clauses (i) and (iii) as would not, individually or in the aggregate, have or reasonably be expected to adversely affect the business of the Buyer in any material respect.
(b)    Except as set forth in Section 5.3(b) of the Buyer Disclosure Schedules, neither the execution and delivery by any Buyer Party of this Agreement or any Related Agreement nor the performance by any Buyer Party of its obligations hereunder or thereunder will require any Buyer Party to obtain any approval, consent or waiver of, or to make any filing with, any Governmental Authority or any other Person that has not been obtained or made, except for those approvals, consents, waivers or filings the failure of which to be obtained or made individually or in the aggregate would not have or reasonably be expected to adversely affect the business of the Buyer in any material respect.
(c)    On the Closing Date, Buyer will have in place insurance policies and coverage that meet the requirements of the Material Contracts and all Laws applicable to the Acquired Entities and the Business.
Section 5.4    Proceedings. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against any Buyer Party that would prevent or materially delay the consummation of the Contemplated Transactions or any Buyer Party’s ability to perform its obligations under this Agreement. There are no Orders outstanding against any of the Buyer Parties that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions or to impair any Buyer Party’s ability to perform its obligations under this Agreement
Section 5.5    Acquisition of Acquired Interests for Investment.
(a)    The Acquired Interests, when acquired by Buyer at the Closing, will be acquired from Seller for Buyer’s own account, for investment purposes and Buyer is not acquiring the Acquired Interests from Seller with a view to, or to make offers of sales for Seller in connection with, any distribution thereof, or to participate or have a direct or indirect participation in any such undertaking, or to participate or have a participation in the direct or indirect underwriting of any such undertaking, in each case within the meaning of the Securities Act, or applicable state securities Laws.
(b)    Buyer understands that (i) the Acquired Interests have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (ii) Seller’s reliance on such exemptions is predicated on Buyer’s representations

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and warranties set forth herein. Buyer understands that the resale of the Acquired Interests may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or is exempt from such registration.
(c)    Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer is able to bear the economic risk of the acquisition of the Acquired Interests pursuant to the terms of this Agreement, including a complete loss of Buyer’s investment in the Acquired Interests.
(d)    Buyer can bear the economic risk of its investment in the Acquired Interests (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Acquired Interests.
(e)    Buyer and its representatives and legal counsel have been afforded access, to the extent not prohibited by Law, to such information concerning Seller and the Acquired Entities and have been afforded an opportunity to ask such questions of Seller as Buyer has deemed necessary or desirable to evaluate the merits and risks of the prospective investments in the Acquired Interests contemplated herein.
Section 5.6    Financial Statements.
(a)    Section 5.6 of the Buyer Disclosure Schedules sets forth the following financial statements (collectively, the “Buyer Financial Statements”):
(i)    the audited consolidated balance sheet of Buyer Guarantor and its Subsidiaries as of December 31, 2015 and 2014, together with corresponding audited consolidated statements of operations and of cash flows of the Buyer Guarantor and its Subsidiaries for the fiscal years ended December 31, 2015 and 2014; and
(ii)    the unaudited consolidated interim balance sheets of Buyer Guarantor and its Subsidiaries as of June 30, 2016, together with corresponding unaudited consolidated interim statements of operations for the six-month period ended on June 30, 2016.
(b)    The Buyer Financial Statements (i) present fairly, in all material respects, the consolidated financial position of Buyer Guarantor and its Subsidiaries as of the respective dates of the balance sheets included therein and the consolidated results of operations and cash flows of Buyer Guarantor and its Subsidiaries for the respective periods set forth therein, except as otherwise noted therein (subject to the absence of footnote disclosures and to normal and recurring year-end adjustments) and (ii) have been prepared in all material respects in accordance with IFRS applied on a consistent basis during the periods covered thereby (except as noted in the accompanying footnotes thereto).
Section 5.7    Financing. Buyer will have on the Closing Date, sufficient funds to enable Buyer to consummate the Contemplated Transactions, including the payment of the Closing Date Purchase Price and all adjustments thereto and the expenses of Buyer related to the Contemplated Transactions.
Section 5.8    No Brokers. Other than Raymond James, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based on arrangements made by or on behalf of any Buyer Party.

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ARTICLE VI
PRE-CLOSING COVENANTS AND AGREEMENTS
Section 6.1    Operation of the Business.
(a)    Except as (1) required by Law, (2) set forth in Section 6.1(a) of the Seller Disclosure Schedules, (3) expressly required by this Agreement or the Related Agreements, (4) required by any Material Contract, or (5) otherwise consented to by Buyer in advance in writing, such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period, Seller shall cause the Acquired Entities to:
(i)    operate and maintain the properties and assets of the Acquired Entities in the ordinary course of business consistent with past practices in all material respects;
(ii)    use Commercially Reasonable Efforts to preserve their existing relationships with agents, lessors, suppliers and customers, subject to the effects of the announcement of the Contemplated Transactions and Buyer’s stated plans for the Business;
(iii)    promptly notify Buyer after Seller learns of any material Claim asserted or material Proceeding initiated against Seller with respect to the Acquired Interests or against any of the Acquired Entities;
(iv)    maintain insurance in effect consistent with that existing on the Execution Date; and
(v)    incur the capital expenditures identified in Section 6.1(a)(v) of the Seller Disclosure Schedules generally in accordance with the amounts, scope and schedules estimated therein.
(b)    Without limiting the generality of the foregoing, except as (1) required by Law, (2) set forth in Section 6.1(b) of the Seller Disclosure Schedules, (3) expressly required by this Agreement or the Related Agreements, (4) required by any Material Contract, or (5) otherwise consented to by Buyer in advance in writing, such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period, Seller shall cause the Acquired Entities not to:
(i)     incur any new Indebtedness or enter into any new guarantees with respect to any such Indebtedness except (A) Indebtedness that will be paid in full at or prior to the Closing, (B) Indebtedness between the Acquired Entities, (C) guarantees by any of the Acquired Entities of Indebtedness of any of the other Acquired Entities and (D) Indebtedness under the Revolver;
(ii)    (A) grant or approve any increase in compensation or benefits payable to any employee, except for increases in compensation or benefits that are granted or approved in the ordinary course of business and consistent with past practices for employees that are at the District Manager level or below, (B) enter into any employment, change of control, severance or retention agreement with any employee or (C) establish, adopt, enter into, terminate or amend any Benefit Plan or any plan, agreement, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, except such establishment, adoption, entry or amendment to such Benefit Plans that are required by Law or renewals of Benefit Plans in the ordinary course of business;
(iii)    enter into, materially amend or modify, or voluntarily terminate, prior to the expiration thereof, any Material Contract or otherwise waive, release or assign any material rights, Claims

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or benefits of any Acquired Entity under any Material Contract, except in the ordinary course of business consistent with past practices in all material respects;
(iv)    adopt any new or modified method of accounting (except as required in accordance with GAAP, Law or regulatory guidelines) with respect to the properties or assets or liabilities of the Acquired Entities;
(v)    sell, transfer, convey, assign, dispose of, exchange, encumber or lease (A) any of the Real Properties, or (B) except in the ordinary course of business consistent with past practices in all material respects, personal property or other assets of the Acquired Entities having an aggregate value in excess of $200,000;
(vi)    open or voluntarily close any store or service station, other than those locations for which Real Property Leases are scheduled to expire during the Interim Period and which (i) contain no options for renewal or extension and (ii) expire notwithstanding Seller’s use of Commercially Reasonable Efforts to obtain such extension as the Buyer may have requested after Seller’s prior consultation with Buyer;
(vii)    incur any capital expenditures other than (A) capital expenditures set forth in the 2016 Budget and 2016 Capital Spending Forecast and (B) capital expenditures in the ordinary course of business consistent with past practices in all material respects;
(viii)    other than the acquisition of goods and inventory in the ordinary course of business consistent with past practices in all material respects, acquire or agree to acquire any assets or properties or make any operating lease commitments involving payments in excess of $500,000 in the aggregate during each three-month period following the Execution Date and prior to the Closing;
(ix)    amend any of the Governing Documents of the Acquired Entities;
(x)    issue any capital stock, Share Equivalents or other equity interests of any of the Acquired Entities or make any capital calls under or pursuant to any limited liability company agreements;
(xi)    redeem, retire, purchase or otherwise acquire any capital stock, Share Equivalents or other equity interests of any of the Acquired Entities, or declare, set aside or pay any dividend or other distribution in respect of such shares or interests;
(xii)    convert, merge or consolidate any of the Acquired Entities with or into any other entity;
(xiii)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization related to any of the Acquired Entities;
(xiv)    settle any Proceeding in an amount greater than $250,000 individually or $1,000,000 in the aggregate;
(xv)    enter into any Contract or other transaction with the Seller or any Affiliate of the Seller (other than the Acquired Entities) or any of their respective directors, officers or employees;

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(xvi)    accelerate the collection of accounts receivable or other assets or delay the payment of accounts payable or other Obligations, in each case outside the ordinary course of business consistent with past practices in all material respects; or
(xvii)    commit to do any of the actions prohibited in Section 6.1(b).
(c)    (c)    Notwithstanding any provision contained in this Agreement, any action prohibited by Section 6.1 which is expressly consented to in writing by Buyer shall not constitute a breach of such covenant or any representation or warranty of Seller.
Section 6.2    Appropriate Action; Consents; Filings. As promptly as practicable following the Execution Date, subject to the terms and conditions of this Agreement:
(a)    The Parties shall each use Commercially Reasonable Efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to consummate and make effective the Contemplated Transactions, (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Seller, Buyer or Buyer Guarantor in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, (iii) make all necessary filings with respect to this Agreement and the Contemplated Transactions required under any Law at or prior to the Closing and (iv) respond in a reasonably prompt manner to any requests for additional information, whether formal or informal, made by any Governmental Authority in the course of any investigation of the Contemplated Transactions.
(b)    The Buyer Parties, on the one hand, and Seller, on its own behalf and on behalf of the Acquired Entities, on the other hand, shall each bear the costs and expenses of their respective filings; provided that the Buyer Parties shall bear all of the filing fees in connection with any filings under the HSR Act, with respect to the Specified Consents and Authorizations, or any replacement or reissuance of any Authorizations required as a result of the Contemplated Transactions. Each of the Parties shall cooperate in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing (excluding portions of such documents that contain competitively sensitive information) and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Additionally, Seller and Buyer shall consult with the other prior to providing any documents or other information to the staff of the applicable Governmental Authorities and prior to any meetings, by telephone or in person, with the staff of the applicable Governmental Authorities, and (when customary in such circumstances and to the extent permitted by the applicable Governmental Authority) each Party shall have the right to have a representative present at any such meeting. Each Party shall use Commercially Reasonable Efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Law in connection with the Contemplated Transactions.
(c)    The Buyer Parties agree to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to obtain the Specified Consents and Authorizations as promptly as reasonably practicable following the Execution Date, including making all necessary filings with respect thereto and responding in a reasonably prompt manner to any requests for additional, non-confidential information with respect thereto. In connection with seeking the Specified Consents and Authorizations, Seller agrees to use reasonable best efforts to assist Buyer in (i) obtaining all Specified Consents and Authorizations as promptly

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as reasonably practicable and Commercially Reasonable Efforts to assist Buyer in (ii) implementing interim permitting arrangements, if available (e.g., including arrangements that allow the Buyer Parties and the Acquired Entities to “piggy-back” off of or otherwise benefit from existing permits) to allow continuous sale of all products in all stores in compliance with Law and applicable Contracts.
(d)    The Parties shall each timely give or cause to be given all notices to Third Persons and use all Commercially Reasonable Efforts to obtain all Third-Person Consents set forth in Section 3.2(a)(iii) of the Seller Disclosure Schedules and Section 3.2(b)(iv) of the Buyer Disclosure Schedules, as applicable.
(e)    The Parties shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions or Buyer’s ownership of the Acquired Interests, (ii) any Governmental Authority or Stock Exchange in connection with the Contemplated Transactions, (iii) any Governmental Authority, Stock Exchange or other Person regarding the initiation or threat of initiation of any Claims against, relating to, or involving or otherwise affecting the Acquired Entities, Buyer or Seller that relate to the consummation of the Contemplated Transactions or Buyer’s ownership of the Acquired Interests, or (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other Parties hereto to consummate the Contemplated Transactions not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such Party under this Agreement, or (C) delay or impede the ability of either Buyer, Buyer Guarantor or Seller, respectively, to consummate the Contemplated Transactions or to fulfill their respective obligations set forth herein. No Party will, except as required by Law, enter into any agreement with a Governmental Authority agreeing not to consummate the Contemplated Transactions.
(f)    The Parties each agree to cooperate and to use Commercially Reasonable Efforts to contest and to resist any action, including legislative, administrative, or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority or any Stock Exchange that is in effect and that restricts, prevents or prohibits the consummation of the Contemplated Transactions.
Section 6.3    Right of Entry; Access to Information.
(a)    During the Interim Period, Buyer and the Diligence Representatives shall be afforded reasonable access (under the supervision of Seller’s delegatee, if required by Seller) during normal business hours and subject to reasonable prior request to the books, contracts and records (but only to the extent such access is not prohibited by Law or by contract), personnel and operations of the Acquired Entities and their properties and assets and the Acquired Interests; provided that nothing herein shall require the provision of such access to the extent it would interfere unreasonably with the normal business or operations of Seller or the Acquired Entities; provided further, that in no event shall Buyer be permitted or authorized during the Interim Period to conduct any sampling or analysis of soil, air, groundwater, building materials or other environmental media or other invasive sampling or testing procedures nor may Buyer require that such sampling or analysis be conducted or engage in discussions or correspondence with any Governmental Authority or any other Person regarding the Real Property or the Business. During the Interim Period, Seller shall furnish promptly to Buyer and the Diligence Representatives such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Acquired Entities as Buyer may from time to time reasonably request in connection with the Contemplated Transactions. Notwithstanding anything contained herein, during the Interim Period, Buyer shall not be permitted to contact

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any of the Acquired Entities’ employees, vendors, customers or suppliers regarding the Contemplated Transactions without receiving prior written authorization from Seller or its representatives, which consent may be withheld in Seller’s sole and absolute discretion.
(b)    The Buyer Parties hereby acknowledge that any access to the properties and assets of the Acquired Entities by any Buyer Party or any representative, current or potential lender, appraiser, consultant or other Person acting by or on behalf or at the request of a Buyer Party (each, a “Diligence Representative”) shall be at the sole risk, cost and expense of the Buyer Parties. Each Buyer Party shall and shall ensure that each Diligence Representative complies with all safety, security and similar requirements imposed by Seller or any of the Acquired Entities on their respective employees or contractors. Before and after the Closing, the Buyer Parties shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims and Losses for personal injury, death or property damage to the extent arising out of any of the Buyer Parties’ or any Diligence Representative’s entry upon or access to the books, contracts, records, personnel or operations of the Acquired Entities or their properties or assets, IN EACH CASE EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILFULL MISCONDUCT OF THE SELLER INDEMNITEES OR ANY EMPLOYEE OF ANY SUCH SELLER INDEMNITEE. The Buyer Parties’ indemnification obligations under this Section 6.3(b) shall not be subject to the De Minimis Basket, the Deductible or the Cap. Before any Buyer Party (or any of its Diligence Representatives) may enter upon any of the Real Property, Buyer shall give 48 hours advance notice to Seller.  Seller may accompany, or have a representative accompany, Buyer and its Diligence Representatives while they are on any of the Real Property.   The Buyer Parties shall repair all damage to the Real Property resulting from any Buyer Party’s exercise of its rights under this section or caused by any Buyer Party (or any of their respective Diligence Representatives) prior to Closing.
(c)    Each Buyer Party will hold and treat, and will cause its respective Diligence Representatives to hold and treat, in confidence all information concerning Seller and the Acquired Entities provided to the Buyer Parties and the Diligence Representatives in connection with the Contemplated Transactions, including any information obtained under Section 6.3(a), in accordance with the provisions of the Confidentiality Agreement. The Buyer Parties shall cause each of their Diligence Representatives, and all other agents, advisors and representatives that are provided confidential information in connection with the Contemplated Transactions, to execute an acknowledgement of such representatives’ obligations pursuant to the Confidentiality Agreement.
(d)    Notwithstanding the foregoing, nothing contained herein shall require Seller to disclose or otherwise provide any information (i) which Seller reasonably believes could jeopardize any attorney-client or other legal privilege or contravene any applicable Law or any binding agreement entered into by Seller or any of the Acquired Entities (including any confidentiality agreement to which Seller or any Acquired Entity is a party), (ii) which Seller or the Acquired Entities are required to keep confidential or prevent access to by reason of a contract with a Third Party, (iii) relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Seller in its sole discretion, might reasonably result in antitrust difficulties for Seller or its Affiliates, (iv) relating to any sale or divestiture process conducted by Seller or its Affiliates for the Acquired Entities or Seller’s or its Affiliates’ (or their Representatives’) evaluation of the Business in connection therewith, including projections, financial or other information relating thereto or (v) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.
Section 6.4    Condition of Assets. IN CONSUMMATING THE PURCHASE AND THE SALE OF THE ACQUIRED INTERESTS CONTEMPLATED HEREUNDER, THE BUYER PARTIES

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ACKNOWLEDGE THAT NEITHER SELLER NOR ANY OF THE ACQUIRED ENTITIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS), WITH RESPECT TO THE BUSINESS, THE PROPERTIES OR ASSETS OF THE ACQUIRED ENTITIES, OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE IV, INCLUDING THE SELLER DISCLOSURE SCHEDULES. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, THE PROVISIONS OF THIS SECTION 6.4 SHALL NOT ALTER, LIMIT, MODIFY OR IMPAIR THE REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER CONTAINED IN THIS AGREEMENT OR THE RELATED AGREEMENTS.
Section 6.5    Independent Investigation. As of the Closing, the Buyer Parties will have completed their independent investigation, verification, analysis, review and evaluation of this Agreement, the Related Agreements, the Business, the properties and assets of the Acquired Entities and the Acquired Interests, as the Buyer Parties have deemed necessary or appropriate. EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE IN OR PURSUANT TO THIS AGREEMENT OR THE RELATED AGREEMENTS, EACH BUYER PARTY ACKNOWLEDGES AND AGREES THAT:  THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY OR ON BEHALF OF SELLER, EXPRESS OR IMPLIED, AS TO  THE PROPERTIES OR ASSETS OF THE ACQUIRED ENTITIES OR THE ACQUIRED INTERESTS OR  THE OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING THEIR DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE CONTEMPLATED TRANSACTIONS, INCLUDING THE PURCHASE OF THE ACQUIRED INTERESTS, THE BUYER PARTIES HAVE RELIED AND WILL RELY SOLELY UPON THEIR OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION;  SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO ANY BUYER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO SUCH BUYER PARTY OR ITS RESPECTIVE REPRESENTATIVES BY SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY MODELS PROVIDED BY SELLER, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, ANY CORRESPONDENCE FROM SELLER OR ANY OF ITS AFFILIATES, ANY PRESENTATION BY THE MANAGEMENT OF SELLER OR THE ACQUIRED ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES AND ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE TO ANY BUYER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, INCLUDING ANY VIRTUAL DATAROOM OR FILE TRANSFER SERVICES, OR STATEMENTS MADE TO ANY BUYER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES DURING SITE OR OFFICE VISITS, IN ANY DATAROOMS OR MANAGEMENT PRESENTATIONS); NEITHER SELLER NOR ANY OF ITS RESPECTIVE AFFILIATES HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO ANY OF THE PROPERTIES OR ASSETS OF THE ACQUIRED ENTITIES OR THE BUSINESS; AND SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE

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OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER OR ADJACENT TO ANY PORTION OF THE PROPERTIES OR ASSETS OF THE ACQUIRED ENTITIES, COMPLIANCE WITH LAWS AND AUTHORIZATIONS; provided the provisions of this Section 6.5 shall not limit, alter or waive any claims for fraud, willful misconduct or misrepresentation.
Section 6.6    No Control of Other Party’s Business. Nothing in this Agreement shall give the Buyer Parties, directly or indirectly, the right to control or direct Seller’s or any Acquired Entity’s operations prior to the Closing, and nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the Buyer Parties’ operations prior to the Closing.
Section 6.7    Transfer of Assets. Notwithstanding anything to the contrary herein, Seller shall be permitted to transfer from the Acquired Entities, at any time prior to the Closing Date, the assets and properties of the Acquired Entities described on Section 6.7 of the Seller Disclosure Schedules.
Section 6.8    Employee Matters. Notwithstanding anything to the contrary herein, during the Interim Period:
(a)    Seller shall take all actions necessary to transfer the employment of each of the employees of Seller or its Affiliates (other than the Acquired Entities) who primarily devotes his or her business time to the Business (including Inactive Employees) and who are listed on Section 6.8(a) of the Seller Disclosure Schedules to one or more of the Acquired Entities.
(b)    Seller shall be permitted to transfer the employees of the Acquired Entities listed on Section 6.8(b) of the Seller Disclosure Schedules to the employ of Seller or one or more of its Affiliates (other than the Acquired Entities).
Section 6.9    Release of Guarantees. Section 6.9 of the Seller Disclosure Schedules sets forth all guarantees (including under any Contract, letter of credit, Real Property Lease or Authorization), surety bonds, covenants, indemnities, letters of credit, undertakings and similar credit assurances provided by Seller or any Affiliate of the Seller other than the Acquired Entities (collectively, the “Guarantors”) to the Acquired Entities that are in effect as of the Execution Date (the “Seller Guarantees”). Prior to the Closing, Seller and the Buyer Parties shall cooperate and shall use their respective Commercially Reasonable Efforts to, terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for the Guarantors in respect of all obligations of the Guarantors under, or replace or cause to be replaced, effective as of the Closing Date, any Seller Guarantees. Neither Party nor any Affiliate of any Party shall be required to make any payment or incur any cost to obtain the foregoing terminations, substitutions or replacements of any Seller Guarantees. In the event that the foregoing actions set forth in this Section 6.9 are not complete by the Closing Date, (a) the Buyer Parties shall indemnify and hold harmless the Guarantors from and against all continuing obligations and liabilities under any such Seller Guarantees after the Closing and (ii) from and after the Closing, Seller and the Buyer Parties shall continue to cooperate and use their respective Commercially Reasonable Efforts to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for the Guarantors in respect of all obligations of the Guarantors under, or replace or cause to be replaced, any such Seller Guarantees, and Buyer shall not and shall not permit the Acquired Entities or its Affiliates to (A) renew or extend the term of or (B) amend any contract to increase the obligations under, or transfer to another third party, any contract or other obligation for which any Guarantor is or would reasonably be expected to be liable under such Seller Guarantee. To the extent that any Guarantor continues to have any performance obligations under any such Seller Guarantee on or after the Closing Date, the Buyer Parties shall (x) perform, or cause their respective Affiliates to perform, such obligations on behalf of such Guarantor or (y) otherwise take such action as reasonably requested by Seller so as to put such Guarantor

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in the same position as if the Buyer Parties or one of their respective Affiliates, and not such Guarantor, had performed or were performing such obligations. The Buyer Parties’ indemnification obligations under this Section 6.9 shall not be subject to the De Minimis Basket, the Deductible or the Cap.
Section 6.10    Delivery of Real Estate Title Reports, Remediation of Liens, Etc.
(a)    Seller shall obtain at commercially reasonable rates and deliver to Buyer no less than 15 Business Days prior to Closing, title reports or title commitments from one or more nationally recognized title insurance companies reasonably acceptable to Buyer for each parcel of Owned Real Property (the “Title Reports”). The direct and reasonable out-of-pocket expenses incurred in obtaining the Title Reports shall be shared equally by Seller, on the one hand, and the Buyer Parties, on the other hand.
(b)    Buyer may, at Buyer’s option and expense, obtain owner’s or lessee’s (as applicable) policies of title insurance (or endorsements to the Acquired Entities’ existing policies of title insurance that update the same) insuring the Acquired Entities’ title to or leasehold interests in (as applicable) the Real Property and related insurable improvements from title companies reasonably acceptable to Buyer, and one or more surveys of the Real Property, and Seller shall, and shall cause the Acquired Entities to, provide such reasonable cooperation to Buyer as Buyer may request in connection therewith, together with reasonable access to the Real Property to perform any survey related work; provided that Seller shall not be required to incur any liability or costs in connection therewith other than any liability or cost which is the obligation of Seller under the terms of this Agreement.
(c)    Seller shall cause all monetary Liens securing an ascertainable sum on or relating to any Owned Real Property, other than Permitted Asset Liens, to be discharged in full or released on or prior to the Closing.
ARTICLE VII
TAX MATTERS
Section 7.1    Liability for Taxes.
(a)    Seller shall be liable for, shall pay (or caused to be paid) and shall indemnify and hold harmless the Buyer Parties from and against all Taxes imposed on the Acquired Entities or on Seller for (A) any taxable period ending on or prior to the Closing Date, (B) all Taxes imposed on the Group Members as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law, and (C) with respect to any taxable period beginning before and ending on or after the Closing Date (a “Straddle Period”), the portion of such Straddle Period ending on the close of business on the Closing Date, in the manner described in Section 7.1(c).
(b)    The Buyer Parties shall be liable for, shall pay (or cause to be paid) and shall indemnify and hold harmless the Seller Indemnitees from and against all Taxes imposed on the Acquired Entities or on any Buyer Party or any Acquired Entity (A) for any taxable period beginning after the Closing Date and, (B) with respect to any Straddle Period, the portion of such Straddle Period following the Closing Date; provided that the Buyer Parties shall have no liability for Taxes to the extent that such Taxes are indemnifiable by Seller under this Agreement.
(c)    For purposes of this Article VII, to the greatest extent permitted by Law or administrative practice, the Parties shall cause the Tax Year of each of the Acquired Entities for purposes of any Tax to close on the Closing Date. In the case of any Straddle Period, the amount of any Taxes for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing

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of the books as of the close of business on the Closing Date. In the case of Taxes imposed on a periodic basis (including real and personal property Taxes) for a Straddle Period, Seller shall be liable for the product of the amount of such Taxes for the Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) and a fraction, the numerator of which is the number of days up to and including the Closing Date, and the denominator of which is the number of days in the entire relevant Straddle Period, and Buyer shall be liable for the remaining amount of such Taxes. In the case of Taxes not described in the preceding sentence (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date. For purposes of any Tax that is payable for a Straddle Period (including real and personal property Taxes), the Buyer Parties shall be responsible for the timely payment of such Taxes and the Buyer Parties shall notify Seller of the proration of such Taxes as set forth herein. Seller shall pay to Buyer its share of such Taxes at least two days prior to the due date for such Taxes (or, if later, within 10 days following receipt of the notice of billing).
(d)    Notwithstanding anything in this Agreement to the contrary, each of Seller, on the one hand, and the Buyer Parties, on the other hand, shall be liable for, shall pay (or cause to be paid) and shall indemnify and hold harmless the other from and against one-half of any Transfer Taxes. Buyer shall prepare and timely file (or cause to be prepared and timely filed) when due all Tax Returns required to be filed in respect of Transfer Taxes and shall remit (or cause to be remitted) to the applicable Governmental Authorities the Transfer Taxes shown to be due in respect of such Tax Returns, and shall provide Seller proof of such payment. Seller shall reasonably cooperate with the Buyer Parties in the preparation and filing of any such Tax Returns.
(e)    The obligations of Seller to indemnify and hold harmless the Buyer Parties, on the one hand, and the obligations of the Buyer Parties to indemnify and hold harmless the Seller Indemnitees, on the other hand, pursuant to this Section 7.1 shall terminate 60 days after the expiration of the statute of limitations applicable to any indemnifiable Taxes.
(f)    Except as otherwise provided herein, whenever Seller shall be required to pay to Buyer or any Buyer Party shall be required to pay to any Seller Indemnitee an amount pursuant to this Section 7.1, such payments shall be made on the later of ten Business Days after such payments are requested or two Business Days before the requesting party is required to pay the related Tax liability.
(g)    For all Tax purposes, the Parties agree to treat indemnity payments made pursuant to this Article VII or Article XI as an adjustment to the Purchase Price.
Section 7.2    Tax Returns.
(a)    Seller shall prepare (or cause to be prepared) and file (or cause to be filed) (i) all Tax Returns of or that include Seller or any Subsidiary of Seller that is not an Acquired Entity (a “Group Tax Return”) and (ii) all other Tax Returns that are required to be filed by or with respect to the Acquired Entities or the Business for taxable periods ending on or before the Closing Date, and shall remit or cause to be remitted to the applicable Governmental Authorities any Taxes shown to be due in respect of such Tax Returns.
(b)    Buyer shall prepare and file (or cause to be prepared and filed) all other Tax Returns that are required to be filed after the Closing Date by or with respect to the Acquired Entities or the Business (including Tax Returns, other than the Group Tax Returns, for any Straddle Period), and Buyer

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shall remit or cause to be remitted to the applicable Governmental Authorities any Taxes shown to be due in respect of such Tax Returns.
(c)    With respect to Tax Returns to be filed by Buyer pursuant to Section 7.2(b) that relate to a Straddle Period, such Tax Returns shall be filed in a manner consistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns. For income Tax Returns relating to a Straddle Period, Buyer shall submit such income Tax Returns to Seller in draft not later than 90 days prior to the due date for filing such income Tax Returns (giving effect to valid extensions) (or, if such due date is within 90 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller. If Seller objects to any item(s) contained in any such draft income Tax Return, then Seller shall notify Buyer of such disputed item(s) and the basis for its objection within 30 days of the day of receipt of such income Tax Return, and the Buyer Parties and Seller shall act in good faith to resolve any such dispute for the 30-day period thereafter. If within 30 days of Seller’s delivery of a notice of objection the Parties have not reached an agreement regarding such income Tax Return, then the dispute shall be presented to the Arbiter, whose determination (except to the extent relating to any interpretation of Law or terms of this Agreement) shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. For other Tax Returns relating to a Straddle Period, Buyer shall submit to Seller such Tax Returns in draft not later than 30 days prior to the due date for filing such Tax Returns (giving effect to valid extensions) (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller. If Seller objects to any item(s) contained in any such draft Tax Return, then Seller shall notify Buyer of such disputed item(s) and the basis for its objection within 15 days of the receipt of such Tax Return. If within five days of Seller’s delivery of a notice of objection the Parties have not reached an agreement regarding such Tax Return, then Buyer may file such Tax Return incorporating Seller’s reasonable objections. Further, for those items that the Parties have not reached an agreement regarding such Tax Return and which were not incorporated into the Tax Return that was filed, the dispute shall be presented to the Arbiter, whose determination (except to the extent relating to any interpretation of Law or terms of this Agreement) shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Buyer shall then prepare and file an amended Tax Return reflecting the determination of the Arbiter, to the extent it was not incorporated into the initial Tax Return as filed by Buyer.
(d)    No Buyer Party nor any of their respective Affiliates shall amend, refile or otherwise modify, or grant an extension of any statute of limitations with respect to, any Tax Return relating (A) in whole or in part to the Acquired Entities or the Business with respect to any taxable period ending on or before the Closing Date, without the prior written consent of Seller or (B) to the Acquired Entities or the Business with respect to any Straddle Period, without the prior consent of Seller. For the avoidance of doubt, no Buyer Party nor any of their respective Affiliates at any time shall take any action with respect to any Group Tax Return.
Section 7.3    Tax Refunds.
(a)    Any Tax refund, credit or similar benefit, including interest thereon, received by or credited to Buyer or any of its Affiliates (including, from and after the Closing Date, any Acquired Entity) with respect to any Taxes paid on or prior to the Closing Date (for the avoidance of doubt, including Taxes paid on or prior to the Closing Date in respect of sales or transactions occurring after the Closing Date) or to any taxable period ending on or prior to the Closing Date, and with respect to any Straddle Period, to the portion of such Straddle Period ending on the Closing Date, shall be paid by the Buyer Parties to Seller within five days after the receipt of such Tax refund or the claiming of such credit or similar benefit.

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(b)    For purposes of this Article VII, where it is necessary to apportion a refund, credit or similar benefit, between Seller and Buyer for a Straddle Period, such refund, credit or similar benefit shall be apportioned between Seller and Buyer as provided in Section 7.1(c).
(c)    Buyer shall not elect to carry back or over any net operating loss or other Tax item to (i) any Group Tax Return for any period or (ii) any other Tax Return for a period ending on or prior to the Closing Date. If any such carryback or carryover is required by Law and cannot be waived, then any Tax refund or other Tax benefit resulting therefrom shall be for the account of Seller.
Section 7.4    Contests.
(a)    Each of the Buyer Parties and Seller shall notify the other in writing within 15 days upon receipt of written notice of any pending or threatened audit, notice of deficiency, examination, assessment or any other administrative or judicial proceeding (“Audit”) which may affect any Tax liability for which the other party may be liable pursuant to this Article VII or Article XI; provided that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article VII or Article XI except to the extent the Indemnifying Party is prejudiced by such failure.
(b)    Seller shall have the sole and absolute right to: (i) conduct any Audit or other claim that relates to (A) any Group Tax Return or (B) any other Tax Return or Tax for a taxable period ending on or prior to the Closing Date; (ii) employ counsel of its choice in connection therewith; and (iii) settle any such Audit or other claim on such terms as it may determine. Seller and Buyer jointly shall control any Audit for Taxes in respect of the Acquired Entities (other than a Group Tax Return) with respect to a Straddle Period, including entering into a joint defense agreement with counsel agreeable to both Seller and Buyer. Buyer shall have the sole and absolute right to: (i) conduct any Audit or other claim that relates to any Tax Return or Tax for a taxable period beginning after the Closing Date; (ii) employ counsel of its choice in connection therewith; and (iii) settle any such Audit or other claim on such terms as it may determine.
Section 7.5    Tax Matters Cooperation. Each of the Buyer Parties and Seller shall and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns (including all amended Tax Returns and including seeking Tax refund, credit or similar benefit) of the Acquired Entities and in respect of the Business and in connection with any Audit with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall retain all books and records with respect to Tax matters pertinent to each of the Acquired Entities relating to any Taxable period beginning on or prior to the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof), and shall abide by all record retention agreements entered into with any Governmental Authority.
Section 7.6    Tax Treatment. Each of Buyer and Seller shall treat the purchase and sale of the (i) equity interests of each of the Acquired Corporations, subject to Section 7.8, as a purchase and sale of the assets of the Acquired Corporations and (ii) equity interests of each of each of the Acquired LLCs as a purchase and sale of the assets of the Acquired LLCs, in each case, for United States federal Income Tax purposes and, to the greatest extent permitted by Law, for state and local Income Tax purposes, and will take a position consistent with such treatment on all income Tax Returns or in any proceeding before the Internal Revenue Service or any state and local Governmental Authority to the extent that such treatment is permitted by Law.

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Section 7.7    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving any Acquired Entity shall be terminated as of the Closing Date (other than any such agreements among the Acquired Entities), and, after the Closing Date, none of the Acquired Entities shall be bound thereby or have any liability thereunder for Tax periods ending after the Closing Date.
Section 7.8    Section 338 Election.
(a)    Seller and Buyer will make a joint election under Section 338(h)(10) of the Code, and, at the request of Buyer, any corresponding elections under state, local or foreign Tax Law, with respect to the purchase and sale of the equity interests of the Acquired Corporations under this Agreement. Seller will allocate the “aggregate deemed sale price” as computed under applicable Treasury Regulations among the Acquired Corporations’ assets in accordance with Section 7.9. Seller and Buyer agree to take all actions necessary or appropriate, including properly completing and executing IRS Form 8023, to make the election under Section 338(h)(10) of the Code and any comparable applicable state Law for the Acquired Entities.
(b)    Buyer will have the initial responsibility for the timely preparation of IRS Form 8023, and the comparable form under applicable state, local or foreign Law, and all supporting statements, schedules, and required information applicable thereto. Such Form 8023, comparable state, local or foreign forms, statements, schedules and information (the “Form 8023 Package”) will be submitted to Seller for its review no later than 90 days prior to the due date of filing. Within 30 days after Seller receives the Form 8023 Package, Seller will notify Buyer of any objections or proposed changes. If Seller has no objections or proposed changes or if Seller and Buyer agree on the resolution of all objections or proposed changes, Seller and Buyer will promptly file the Form 8023 and the relevant attachments with the IRS via certified mail with return receipt requested. As soon as practicable thereafter, Seller and Buyer will furnish to each other a photocopy of such certificate of mailing and return receipt. If Buyer and Seller fail to agree with respect to any objection or proposed change within 20 days after Buyer receives notice of objection from Seller, then any disputed objection(s) or proposed change(s) will be submitted for resolution to the Arbiter, which will report its final determination to Buyer and Seller within 30 days thereafter, and the Arbiter’s determination as to the appropriateness and extent of changes (if any) to the Form 8023 Package will be final and binding. The costs of the Arbiter will be borne equally by Buyer and Seller. Within three days after such determination, Buyer and Seller will file the Form 8023 and the relevant attachments with the IRS in accordance with the procedure described above. Buyer and Seller will file their respective Tax Returns, including IRS Form 8023, in a manner consistent with the finalized Form 8023 Package.
Section 7.9    Purchase Price Allocation. The Parties agree that the Purchase Price will be allocated between the Acquired LLCs and the Acquired Corporations no later than 60 days after the Closing Date.
(a)    Buyer will have the initial responsibility for the timely preparation of the further allocation of the Purchase Price allocated to each of the Acquired LLCs, together with any other amounts properly includable for U.S. federal income Tax purposes (and taking into account any appropriate adjustments under applicable Law), among the assets of the Acquired LLCs in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder.
(b)    Buyer will have the initial responsibility for the timely preparation of the further allocation of the Purchase Price allocated to each of the Acquired Corporations, together with any other amounts properly includable for U.S. federal income Tax purposes (and taking into account any appropriate adjustments under applicable Law), among the assets of the Acquired Corporations (together with the allocation under Section 7.9(a), the “Purchase Price Allocations”) and Internal Revenue Service Form 8883,

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or the comparable form under applicable state, local or foreign Law, and all supporting statements, schedules, and required information applicable thereto.
(c)    The Purchase Price Allocations and Internal Revenue Service Form 8883, comparable state, local or foreign forms, statements, schedules and information (together, the “Form 8883”) will be submitted to Seller for its review no later than 90 days prior to the due date of filing. Within 30 days after Seller receives the Purchase Price Allocations and Form 8883, Seller will notify Buyer of any objections or proposed changes. If Seller has no objections or proposed changes or if Seller and Buyer agree on the resolution of all objections or proposed changes, Seller and Buyer will timely file Form 8883 and the relevant attachments with the IRS via certified mail with return receipt requested. If Buyer and Seller fail to agree with respect to any objection or proposed change within 20 days after Buyer receives notice of objection from Seller, then any disputed objection(s) or proposed change(s) will be submitted for resolution to the Arbiter, which will report its final determination to Buyer and Seller within 30 days thereafter, and the Arbiter’s determination as to the appropriateness and extent of changes (if any) to the Purchase Price Allocations and Form 8883 will be final and binding. The costs of the Arbiter will be borne equally by Buyer and Seller. Seller and Buyer shall: (A) be bound by the Purchase Price Allocations for purposes of determining any Taxes; (B) prepare and file their Tax Returns on a basis consistent with the Purchase Price Allocations; and (C) take no position inconsistent with the Purchase Price Allocations on any applicable Tax Return or in any proceeding before any Governmental Authority or otherwise, in each case, except as otherwise required by Law. In the event that the Purchase Price Allocations are disputed by any Governmental Authority, the Party receiving notice of the dispute shall promptly notify the other Party, and Seller and Buyer agree to use their Commercially Reasonable Efforts to defend such Purchase Price Allocations in any audit or similar proceeding.
ARTICLE VIII
CLOSING CONDITIONS
Section 8.1    Conditions to Obligations of Each Party Under this Agreement. The respective obligations of Buyer, Buyer Guarantor and Seller to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived, in whole or in part, by Buyer, Buyer Guarantor and Seller acting jointly, to the extent permitted by Law: (a) the applicable waiting period under the HSR Act and any extensions thereof shall have terminated or expired and (b) no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority or Stock Exchange shall be in effect preventing the consummation of the Contemplated Transactions.
Section 8.2    Additional Conditions to Seller’s Obligations. The obligation of Seller to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Law:
(a)
(i)    each of the Buyer Fundamental Representations, and each of the representations and warranties of Buyer that is qualified by the words “Buyer Material Adverse Effect,” shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date; and
(ii)    each of the representations and warranties of Buyer (other than the Buyer Fundamental Representations) that is not qualified by the words “Buyer Material Adverse Effect” shall be

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true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (it being understood that any materiality or similar limitations or qualifications set forth in such representations and warranties or defined terms used therein, including the words “material,” “materially” and “in all material respects,” shall not be considered or given any effect for purposes of determining if there is an inaccuracy or breach thereof), except where any failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to be materially adverse to the business, assets or financial condition of Buyer;
provided that in each case of clauses (i) and (ii) above, representations and warranties that speak as of a specified date (other than the term “current” or “currently”) shall have been true and correct only on such date.
(b)    Buyer shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)    Buyer shall have delivered to Seller each of the documents, instruments and consents specified in Section 3.2(b) (excluding Section 3.2(b)(x)).
(d)    Buyer’s delivery at Closing of (i) a certificate of an executive officer of Buyer, dated the Closing Date, to the effect that the conditions in Section 8.2(a) and Section 8.2(b) have been satisfied.
Section 8.3    Additional Conditions to Buyer Parties’ Obligations. The obligations of the Buyer Parties to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by the Buyer Parties, in whole or in part, to the extent permitted by Law:
(a)
(i)    each of the Seller Fundamental Representations, and each of the representations and warranties of Seller that is qualified by the words “Seller Material Adverse Effect,” shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date; and
(ii)    each of the representations and warranties of Seller (other than the Seller Fundamental Representations) that is not qualified by the words “Seller Material Adverse Effect” shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (it being understood that any materiality or similar limitations or qualifications set forth in such representations and warranties or defined terms used therein, including the words “material,” “materially” and “in all material respects,” shall not be considered or given any effect for purposes of determining if there is an inaccuracy or breach thereof), except where any failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Business, assets or financial condition of the Acquired Entities, when taken as whole;
provided that in each case of clauses (i) and (ii) above, representations and warranties that speak as of a specified date (other than the term “current” or “currently”) shall have been true and correct only on such date.

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(b)    Seller shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and for the covenants included in Section 6.1(a)(i), Section 6.1(b)(iii), Section 6.1(b)(v)(B), Section 6.1(b)(vii)(B), Section 6.1(b)(viii) and Section 6.1(b)(xvi), which are qualified with ‘in all material respects,’ Seller shall have performed or complied with each of such covenants in all respects on or prior to the Closing Date.
(c)    Seller shall have delivered to Buyer each of the documents, instruments and consents specified in Section 3.2(a) (excluding Section 3.2(a)(xiii)).
(d)    Buyer shall have received (i) each of the Third-Person Consents and Authorizations specified in Section 3.2(a)(iii) of the Seller Disclosure Schedules and all such Third-Person Consents and Authorizations shall be without adverse conditions and in full force and effect and (ii) a Letter of Registration from the Internal Revenue Service approving Buyer’s Form 637.
(e)    Buyer shall have received all Specified Consents and Authorizations for both (i) at least 90% of the Acquired Entities’ total number of stores and (ii) stores that generated at least 90% of the total revenues of the Acquired Entities during the period of twelve consecutive calendar months ended on June 30, 2016, and all such Specified Consents and Authorizations shall be in full force and effect.
(f)    Since the Execution Date, there must not have been any event or series of events which has had or would reasonably be expected to have a Seller Material Adverse Effect.
(g)    Seller’s delivery at Closing of (i) a certificate of an executive officer of Seller, dated the Closing Date, to the effect that the conditions in Section 8.3(a) and Section 8.3(b) have been satisfied and (ii) a certificate of either the chief executive officer or the chief financial officer of Seller, dated the Closing Date, to the effect that, to the knowledge of such officer, there has been no event or series of events which has had or would reasonably be expected to have a Seller Material Adverse Effect.
ARTICLE IX
POST-CLOSING COVENANTS
Section 9.1    Further Assurances. Seller and each of the Buyer Parties agree that, from time to time after the Closing Date, they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Related Agreements.
Section 9.2    Access; Records. The Parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidence of title and other papers relating to the Acquired Entities in their possession for at least seven years following the Closing Date or such longer period as may be required by Law or applicable Order. Subject to any applicable privileges (including the attorney-client privilege and the work product privilege), after the Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller access, during normal business hours, to such information and assistance and reasonably cooperate with Seller in such other respects (including the making of employees available) relating to the Acquired Entities as is reasonably requested by Seller, including for insurance matters, financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax Claim or assessment, in connection with any disclosure obligation or the defense of any Proceeding. Seller shall reimburse Buyer for reasonable out-of-pocket costs and expenses incurred in assisting Seller pursuant to this Section 9.2.

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Section 9.3    Employee Matters.
(a)    From and after the Closing Date, Buyer shall or shall cause its applicable Affiliates to, (i) grant all Continuing Employees credit for any service with the Acquired Entities earned prior to the Closing Date for eligibility, vesting, and benefit accrual purposes (including under severance plans but excluding under any defined benefit pension plan) in each case under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the Closing Date (collectively, the “New Plans”) to the same extent that such service was recognized prior to the Closing Date under a corresponding Benefit Plan; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits, (ii) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans, and (iii) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such New Plan in the year of initial participation. Except as otherwise provided under any Benefit Plan or as otherwise specified in this Agreement or the Transition Services Agreement, the Continuing Employees shall cease, effective as of the Closing Date, any active participation in (including eligibility to contribute to) and any benefit accrual under each Benefit Plan (other than any Benefit Plan sponsored or maintained by the Acquired Entities).
(b)    The employment of each Continuing Employee shall continue uninterrupted immediately following the Closing Date. For a period of one year from and after the Closing Date, Buyer shall provide, or shall cause each of its applicable Affiliates to provide each Continuing Employee with (i) a base salary or hourly wage rate that, in each case, are no less favorable than those as were provided to such Continuing Employees immediately prior to the Closing Date, (ii) incentive compensation opportunities (other than stock or equity based benefits) that are no less favorable than those provided to similarly situated employees of Buyer and its Affiliates and (iii) other employee benefits (other than stock or equity based benefits) that, in the aggregate, are no less favorable than were provided to such Continuing Employees immediately prior to the Closing Date. Any other provision of this Agreement to the contrary notwithstanding, Buyer shall provide, or shall cause each of its applicable Affiliates to provide, to each Continuing Employee whose employment terminates during the one year period following the Closing Date, severance benefits no less favorable than the severance benefits provided for under the severance arrangements of Buyer and its applicable Affiliates to similarly situated employees of Buyer and its Affiliates, except as otherwise required pursuant to a plan, program, agreement or arrangement covering the applicable Continuing Employee that is set forth on Section 9.3(b) of the Seller Disclosure Schedules or entered into after the Execution Date with Buyer’s prior written consent pursuant to Section 6.1(b).
(c)    Prior to the Closing Date and contingent upon Closing, unless otherwise agreed in writing by the Parties, the Acquired Entities shall withdraw, effective as of the Closing Date, from the Benefit Plans other than those Benefit Plans set forth on Section 9.3(c) of the Seller Disclosure Schedules, in the manner, if any, that such Benefit Plan specifies for withdrawal of a participating employer.
(d)    After the Closing Date, Buyer shall be responsible for providing the coverage required under Section 4980B of the Code with respect to the Continuing Employees and any related “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q/A-4).
(e)    Seller will transfer the health care flexible spending accounts (“Health FSAs”) of the Continuing Employees to a plan maintained by Buyer, which plan shall (1) treat the employees as if

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their participation had been continuous from the beginning of the plan year; (2) take into account the Continuing Employees’ existing salary reduction elections for the remainder of the plan year; (3) provide that the Continuing Employees who elected to participate in the Health FSAs under Seller’s plan become participants in Buyer’s plan as of the beginning of plan year and at the level of coverage provided under Seller’s plan; (4) provide for reimbursement of health care expenses incurred by the transferred employees at any time during the plan year (including claims incurred before the Closing Date) up to the amount of the Continuing Employees’ elections and reduced by amounts previously reimbursed, as a result of which health care expenses incurred prior to the Closing Date but not previously reimbursed as well as health care expenses incurred on or after the Closing Date are reimbursable under Buyer’s plan. In connection therewith, the employees shall cease to be eligible for Health FSA reimbursements under Seller’s plan immediately prior to the Closing Date.
(f)    On, or as soon as practicable following, the Closing Date, Buyer shall, or shall cause an Acquired Entity to, establish a defined contribution plan and trust for the benefit of the Transferred US Employees (collectively, the “Buyer DC Plan”). Buyer shall, or shall cause an Acquired Entity to, be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the Buyer DC Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Buyer (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Buyer DC Plan. Buyer shall recognize each Continuing Employee’s full service history with Seller and its Affiliates for purposes of eligibility, vesting and determination of level of benefits under the Buyer DC Plan to the same extent such service would be credited under any defined contribution plan intended to qualify under Section 401(a) of the Code sponsored by Seller or any of its Affiliates (collectively, the “Seller DC Plans”). Not later than 30 days following the Closing Date (or such later time as mutually agreed by the Parties), Seller shall cause the accounts, whether vested or unvested (including any outstanding loan balances and any promissory notes in respect thereof) in the Seller DC Plans attributable to such Continuing Employees and all of the assets in the Seller DC Plans related thereto to be transferred in cash (unless otherwise agreed by Buyer) to the Buyer DC Plan, and Buyer shall cause the Buyer DC Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay, and discharge, all obligations of the Seller DC Plans relating to the accounts of such Continuing Employees (to the extent the assets related to those accounts are actually transferred from the Seller DC Plans to the Buyer DC Plan) as of the date of the transfer. The transfer of assets shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA. As of the Closing Date, Buyer shall cause the Buyer DC Plan to recognize and maintain all Seller DC Plan elections, including, but not limited to, deferral, and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Continuing Employees to the extent such election or designation is available under the Buyer DC Plan. Furthermore, no later than 30 days prior to the date of transfer of assets, Seller and Buyer (each acting directly or through their respective Affiliates) shall, to the extent necessary, file IRS Form 5310-A regarding the transfer of assets and Liabilities from the Seller DC Plans to the Buyer DC Plan.
(g)    Nothing in this Section 9.3 shall create any third-party beneficiary right in any Person (other than the Parties), including any Continuing Employee, any participant in any Benefit Plan or New Plan, or any dependent or beneficiary thereof, or any right to continued employment with Buyer, Seller, the Acquired Entities or any of their respective Affiliates. Nothing in this Section 9.3 shall constitute an amendment to any Benefit Plan or New Plan or any other plan or arrangement covering any employee of Seller, the Acquired Entities or any Buyer Party, including any Continued Employee or any Continuing Employee.

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Section 9.4    [Intentionally Deleted.]
Section 9.5    Publicity. The Parties agree that no Party shall, nor shall it permit its Affiliates or other representatives, agents or advisors (including any financing sources) to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the Contemplated Transactions without the consent of the other Parties hereto (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, each of Seller and the Buyer Parties may issue (a) a press release upon the execution of this Agreement and (b) such other release or announcement that is required by Law or by the rules of any Stock Exchange upon which the securities of Seller or such Buyer Party, as applicable, or any of their respective Affiliates, are listed. The Party proposing to issue the same may issue or cause the publication thereof without the consent of the other Parties, but shall, to the extent practicable, use Commercially Reasonable Efforts to consult in good faith with the other Parties prior to such issuance or publication.
Section 9.6    Confidentiality.
(a)    The Parties hereby agree to treat all nonpublic information obtained in connection with this Agreement and the Contemplated Transactions as confidential in accordance with the terms of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b)    For a period of three years following the Closing Date, the Buyer Parties shall, and shall cause the Acquired Entities to, keep confidential and not use for any purpose (other than in connection with the business of the Acquired Entities) all nonpublic information regarding Seller or its Affiliates (other than the Acquired Entities) of which Buyer or the Acquired Entities may be aware or to which any of them had access to prior to Closing. Upon the Closing, the Acquired Entities will be considered Representatives of the Buyer Parties for purposes of the Confidentiality Agreement.
(c)    For a period of three years following the Closing Date, the Seller shall, and shall cause its Affiliates to, keep confidential and not use for any purpose all nonpublic information regarding the Acquired Entities of which Seller or its Affiliates may be aware or to which any of them had access to prior to Closing.
Section 9.7    Termination of Certain Support Services. Buyer acknowledges that the Acquired Entities currently receive from Seller and its Affiliates certain administrative and corporate services and benefits set forth in Section 9.7 of the Seller Disclosure Schedules (“Support Services”), which are of a type generally provided to other businesses and Subsidiaries of Seller. Seller and the Buyer Parties acknowledge that, except for the services provided pursuant to the Transition Services Agreement, Support Services shall cease at Closing, and all agreements and arrangements (whether or not in writing) in respect thereof, other than the Transition Services Agreement, shall terminate as of the Closing Date, with no further obligation of any party thereto.
Section 9.8    Use of Name. Following the Closing, Buyer shall, and shall cause the Acquired Entities to, as soon as practicable but in no event later than 90 days following the Closing Date, cease to (i) make any use of any names (including internet domain names), trademarks, service marks, trade names, logos, identifying symbols, emblems, signs or insignia that include the term “Delek,” “Lion Oil” or any other Subsidiary of Seller that is not an Acquired Entity, or any names or trademarks, service marks, trade names, logos, identifying symbols, emblems, signs or insignia confusingly similar thereto, or likely to be confusingly similar thereto, or dilutive thereof (collectively the “Similar Marks”); and (ii) hold themselves out as having any affiliation or association with Seller or any of its current or former Affiliates (other than the Acquired

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Entities). In furtherance thereof, as soon as practicable but in no event later than 90 days following the Closing Date, Buyer shall cause the Acquired Entities to remove, strike over or otherwise obliterate all Similar Marks from all assets and other materials used or owned by the Acquired Entities, including any vehicles, business cards, schedules, stationery, packaging materials, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Notwithstanding anything to the contrary in this Section 9.8, from and after the Closing, the Acquired Entities may (i) retain and use, for the Acquired Entities internal business purposes, records and other historical or archived documents containing or referencing the Similar Marks; and (ii) refer on their websites and in their advertising, marketing and promotional materials to the historical fact that the Acquired Entities previously conducted their businesses under the Similar Marks. In addition to the foregoing, Buyer shall, within two Business Days following the Closing Date, provide to Seller evidence, in form reasonably satisfactory to Seller, that each of the Acquired Entities have changed their legal names to remove the term “Delek,” “Lion Oil” and the name of any other Subsidiary of Seller other than the Acquired Entities therefrom.
Section 9.9    Insurance Matters.
(a)    Subject to Section 9.9(b), Buyer acknowledges that except for those policies set forth in Section 9.9 of the Seller Disclosure Schedules, the policies and insurance coverage maintained on behalf of Acquired Entities are part of the corporate insurance program maintained by Seller and certain of its Affiliates (such policies, the “Seller Insurance Policies”), and such coverage will not be available or transferred to the Buyer Parties or the Acquired Entities. Subject to Section 9.9(b), in furtherance and not in limitation of the foregoing, the Buyer Parties agree and agree to cause the Acquired Entities not to bring any claim for recovery under any of the Seller Insurance Policies, whether or not such person may be so entitled in accordance with the terms of such Seller Insurance Policies, for matters arising after the Closing. Subject to Section 9.9(b), it is understood that Seller and its Affiliates shall be free at Seller’s discretion at any time to cancel or not renew any of the Seller Insurance Policies after the Closing. At the Closing, Buyer shall have in place insurance policies and coverage that meet the requirements of the Material Contracts and all Laws applicable to the Acquired Entities and the Business.
(b)    Notwithstanding anything to the contrary in Section 9.9(a), as promptly as practicable following the Execution Date, Seller and Buyer shall use Commercially Reasonable Efforts to enter into assumption agreements, portfolio risk transfer or other arrangements (the “Risk Transfer Arrangements”) with applicable insurance carriers with respect to Seller’s “occurrence” based policies to provide continuing coverage to the Acquired Entities for matters occurring prior to the Closing. Buyer shall post the collateral relating to the Acquired Entities required pursuant to the Risk Transfer Arrangements, including collateral covering any existing claims of the Acquired Entities. From and after the Closing, Seller shall have no liability (including any requirement to post collateral thereunder) under any such insurance policies that are transferred to Buyer Parties or their applicable Affiliates pursuant to the Risk Transfer Arrangements. Seller shall have no obligation to maintain any collateral under any insurance policy with respect to claims relating to the Acquired Entities after 90 days following the Closing Date, and the Buyer Parties shall indemnify, defend, and hold harmless the Seller Indemnities from and against all Claims, Losses and Obligations suffered or incurred by them to the extent arising out of, result from or relating to (i) Buyer’s obligations under this Section 9.9(b) and (ii) claims of the Acquired Entities, whether occurring before or after the Closing Date. The Buyer Party’s indemnification obligations under this Section 9.9(b) shall not be subject to the De Minimis Basket, the Deductible or the Cap.
Section 9.10    Post-Closing Communications. After the Closing Date, each of Seller, Buyer and their respective Subsidiaries may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date,

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each of Seller and Buyer and their respective Subsidiaries authorizes Seller and its Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, as the case may be, to receive and open (acting solely as agent for the other party) all mail, packages, facsimiles, email and other communications received by it and not unambiguously intended for such other party (or its Subsidiaries) or any of such other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party, the receiving party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other party. The provisions of this Section 9.10 are not intended to, and shall not be deemed to, constitute an authorization by any of Seller, Buyer or their respective Subsidiaries to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.
Section 9.11    UST Trust Fund Registration. Following the Closing, Buyer shall take all necessary actions to provide that any UST registered and eligible for coverage under UST Funds remain so eligible from and after the Closing Date. Notwithstanding anything to the contrary in this Agreement, Seller shall have no indemnity obligations to Buyer under any provisions of this Agreement (including, without limitation, pursuant to Article XI) for any Environmental Liability or Environmental Claim to the extent an otherwise indemnified Claim or Loss results from or is increased by the relevant USTs and appurtenances being first ineligible for UST Fund reimbursement due to the actions or inactions of the Buyer or any of its Affiliates (including the Acquired Entities after the Closing) or any successors or assigns of Buyer and its Affiliates (including the Acquired Entities).
Section 9.12    Non-Compete.
(a)    For a period of five years beginning on the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any other Person (whether as an officer, director, employee, partner, consultant, holder of equity or debt, lender or in any other manner or capacity, except solely with respect to Alon (and only for so long as Seller and/or any of its Affiliates and/or their respective successors, individually or in the aggregate, do not have direct or indirect control of Alon) to the extent required by Law to fulfill a fiduciary duty as directors of Alon), (i) own, lease, acquire, develop, manage, operate or control, or in any manner engage in the business of owning, leasing, acquiring, developing, managing, operating or controlling, any convenience stores or retail gas stations (A) anywhere in the Territory other than the State of Arkansas or (B) within a two-mile radius of any convenience store or retail gas station owned, leased, managed, operated or controlled by any of the Acquired Entities in the State of Arkansas or (ii) sell any fuel to any dealer to whom any of the Acquired Companies supply fuel. For the avoidance of doubt, if Seller owns, leases, manages, operates or controls convenience stores or retail gas stations not prohibited by Section 9.12(a)(i)(B) above (i.e., outside a two-mile radius of any convenience store or retail gas station owned, leased, managed, operated or controlled by any of the Acquired Entities in the State of Arkansas), and Buyer or the Acquired Entities subsequently owns, leases, manages, operates or controls convenience stores or retail gas stations within a two-mile radius of any such locations of Seller not otherwise prohibited by Section 9.12(a)(i)(B) above, then Seller may continue to conduct its business at such stores, provided that the restrictions in Section 9.12(b) , if still effective at the time, shall continue to apply.
(b)    (i) For a period of five years beginning on the Closing Date, anywhere in the Territory other than the State of Arkansas, and within a two-mile radius of any convenience store or retail gas station owned, leased, managed, operated or controlled by any of the Acquired Entities in the State of Arkansas, and (ii) for a period of 18 months beginning on the Closing Date, in the State of Arkansas, outside

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a two-mile radius of any convenience store or retail gas station owned, leased, managed, operated or controlled by any of the Acquired Entities in the State of Arkansas, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any other Person (whether as an officer, director, employee, partner, consultant, holder of equity or debt, lender or in any other manner or capacity, except solely with respect to Alon (and only for so long as Seller and/or any of its Affiliates and/or their respective successors, individually or in the aggregate, do not have direct or indirect control of Alon) to the extent required by Law to fulfill a fiduciary duty as directors of Alon), provide or in any other manner participate or engage in (A) any loyalty, reward, or similar programs, and (B) for any wholesale or dealer customer of Seller or in any sites other than those allowed under Section 9.12(a)(i)(B) above, (y) any other program oriented toward convenience store or gas station retail customers or (z) any kind of merchandise sales or advertising or other promotional activities oriented toward convenience store or gas station retail customers. For the avoidance of doubt, if Seller provides or in any other manner participates or engages in activities not prohibited by Section 9.12(b)(i) above after the date that is 18 months following the Closing Date, (i.e., providing services listed in (A) and (B) of this Section 9.12(b) to any store outside a two-mile radius of any convenience store or retail gas station owned, leased, managed, operated or controlled by any of the Acquired Entities in the State of Arkansas), and Buyer or the Acquired Entities subsequently owns, leases, manages, operates or controls convenience stores or retail gas stations within a two-mile radius of any store for which Seller is providing such services not otherwise prohibited by Section 9.12(b)(i) above, then Seller may continue to provide such services to such stores.
(c)    For a period of three years beginning on the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any other Person (whether as an officer, director, employee, partner, consultant, holder of equity or debt, lender or in any other manner or capacity, except solely with respect to Alon (and only for so long as Seller and/or any of its Affiliates and/or their respective successors, individually or in the aggregate, do not have direct or indirect control of Alon) to the extent required by Law to fulfill a fiduciary duty as directors of Alon), enter into any Contract or in any manner participate or engage in business with Commission Dealers or participate or otherwise engage in the setting of retail prices through Commission Dealers in the metropolitan statistical areas of: (i) Nashville, Tennessee, (ii) Memphis Tennessee, (iii) Chattanooga, Tennessee, (iv) Knoxville, Tennessee, (v) Huntsville, Alabama and (vi) Louisville, Kentucky (the “Specified Metropolitan Areas”).
(d)    For a period of 18 months beginning on the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any other Person (whether as an officer, director, employee, partner, consultant, holder of equity or debt, lender or in any other manner or capacity, except solely with respect to Alon (and only for so long as Seller and/or any of its Affiliates and/or their respective successors, individually or in the aggregate, do not have direct or indirect control of Alon) to the extent required by Law to fulfill a fiduciary duty as directors of Alon), enter into any Contract or in any manner participate or engage in business with Commission Dealers or participate or otherwise engage in the setting of retail prices through Commission Dealers within a two-mile radius of any convenience store or retail gas station owned, leased, managed, operated or controlled by any of the Acquired Entities anywhere in the Territory outside of the Specified Metropolitan Areas.
(e)    Seller agrees that if Seller and/or any of its Affiliates and/or their respective successors, individually or in the aggregate, acquire direct or indirect control of Alon, (i) the provisions set forth in this Section 9.12 shall apply to Alon and its Affiliates and their respective successors and (ii) Seller shall cause Alon to sell, close or convert, within 90 days of the date on which such control is acquired, any convenience stores or gas stations in the Territory other than the State of Arkansas or within a two-mile radius of any convenience store or retail gas station owned, leased, managed, operated or controlled by any of the Acquired Entities in the State of Arkansas that are directly or indirectly owned, leased, managed,

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operated or controlled by Alon, into independent third party contract or lessee dealers (i.e., dealers (i) who are not Commission Dealers and do not use any brands of Seller, Alon or any of their Affiliates and (ii) in which neither Seller nor any of its Affiliates direct or indirect management or operating role or participation). For purposes of this clause (e), “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise.
Section 9.13    Non-Solicit.
(a)    For a period of two years beginning on the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through another Person, (i) solicit, induce, recruit or encourage any employee of the Acquired Entities as of the Closing Date to leave his or her employ or (ii) without the prior written consent of Buyer, hire any person who was an employee of the Acquired Entities as of the Closing Date.
(b)    For a period of two years beginning on the Closing Date, the Buyer Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly through another Person, (i) solicit induce, recruit or encourage any employee of Seller or its Affiliates as of the Closing Date to leave his or her employ or (ii) without the prior written consent of Seller, hire any person who was an employee of Seller or its Affiliates as of the Closing Date.
Section 9.14    Cancellation of Intercompany Obligations . Effective as of the Closing, all Obligations (other than short-term liabilities included in Net Working Capital) of any of the Acquired Entities to or for the benefit of Seller or any of its Affiliates (other than the Acquired Entities) shall be cancelled for no consideration, except as otherwise provided in this Agreement, the Transition Services Agreement or the Fuel Supply Agreement.
Section 9.15    Use of Intellectual Property. Seller acknowledges and agrees that, on or before the Closing, Seller will transfer to Buyer a complete and current copy of the source code, training materials, manuals, documentation, business rules, business records and all other tangible embodiments for the software applications identified on Section 9.15 of the Seller Disclosure Schedules (the “Transferred Software”). Except for the Transferred Software, neither Seller nor any of its Affiliates will retain a copy of any of the Acquired Entities’ source code or documentation relating thereto. Seller and Buyer hereby acknowledge and agree that the use, modification, development, amendment, licensing and transfer of the Transferred Software by the other Party, or any of its or their suppliers, distributors, customers or end users, shall not infringe, misappropriate or violate the other Party’s Intellectual Property rights, and covenants, on behalf of itself and its Affiliates, that neither Party will, at any time after the Closing, assert any such rights against the other Party or any of its Affiliates, or against its or their suppliers, distributors, customers or end users. Seller and Buyer acknowledge and agree that neither Party shall have any right to any developments, updates, additions, enhancements, derivative works or amendments developed by the other Party or any of its Affiliates to the Transferred Software.
ARTICLE X
TERMINATION
Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Parties;

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(b)    by Seller upon notice to Buyer, (i) in the event the Closing shall not have occurred as of 11:59 P.M. on the Termination Date, (ii) in the event any of the conditions set forth in Section 8.1 or Section 8.2 shall have become incapable of fulfillment and such condition has not been waived by Seller, or (iii) in the event of a material breach or violation by Buyer of its covenants or agreements in this Agreement that is not cured by the earlier of (x) 45 days following Seller’s written notice to Buyer of such breach and (y) the Termination Date; provided that the right to terminate this Agreement shall not be available to Seller if the failure to Close is due to the material failure of Seller to perform or observe the covenants and agreements of Seller contained in this Agreement; or
(c)    by Buyer upon notice to Seller, (i) in the event the Closing shall not have occurred as of 11:59 P.M. on the Termination Date, (ii) in the event any of the conditions set forth in Section 8.1 or Section 8.3 shall have become incapable of fulfillment and such condition has not been waived by the Buyer Parties, or (iii) in the event there have occurred breaches or violations by Seller of its covenants or agreements in this Agreement that, in the aggregate, are materially adverse to the operation of the Business and assets of the Acquired Entities, when taken as a whole, as being conducted as of the Execution Date, and such breaches and violations are not cured by the earlier of (x) 45 days following Buyer’s written notice to Seller of such breach and (y) the Termination Date; provided that the right to terminate this Agreement shall not be available to Buyer if the failure to Close is due to the material failure of the Buyer Parties to perform or observe the covenants and agreements of Seller contained in this Agreement.
(d)    If the conditions in Section 8.3(d) and Section 8.3(e) are not met by the Termination Date solely due to the failure to obtain any Third-Person Consents and Authorizations or Specified Consents and Authorizations (and all other conditions to closing in Article VIII are met), either Party will have the right to extend the October 31, 2016 Termination Date for up to four successive periods of 30 additional days but in no event beyond January 31, 2017.
Section 10.2    Effect of Termination.
(a)    Except for this Section 10.2, Section 6.3(b), Section 9.5, Section 9.6, Section 11.6(d), Section 11.6(e) and Article XII (and the definitions related to any of the foregoing), this Agreement shall, upon termination hereof pursuant to Section 10.1, forthwith become of no further force or effect and (i) there shall be no liability in connection with this Agreement on the part of any of Seller, Buyer or Buyer Guarantor or any of their respective officers, directors, managers or representatives to any other Party and (ii) all rights and obligations of any Party under this Agreement shall cease; provided that, except as provided in Section 10.2(b)(i), any such termination shall not relieve any Party from liability for any material breach of this Agreement occurring prior to such termination.
(b)    Deposit.
(i)    In the event (A) all of the conditions to the obligations of the Buyer Parties to consummate the Contemplated Transactions set forth in Section 8.1 and Section 8.3 shall have been fully satisfied on or before the Termination Date (other than the execution and delivery of the Related Agreements and those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing), (B) notwithstanding full satisfaction of all such Closing Conditions, the Buyer Parties refuse to consummate the Contemplated Transactions while Seller stands ready and able to complete the Closing (other than the execution and delivery of the Related Agreements and those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing), (C) Buyer has not terminated this Agreement pursuant to Section 10.1(b), and (D) Seller exercises its option to terminate this Agreement pursuant to Section 10.1(b), then, except for Section 6.3(b), Section 10.2, Section 9.5, Section 9.6, Section 11.6(d), Section 11.6(e),

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and Article XII (and the definitions related to any of the foregoing), this Agreement shall become of no further force or effect, and (1) the Escrow Agent shall, and Seller shall be entitled to cause the Escrow Agent to, pay the Deposit and any interest earned thereon to Seller, on the fifteenth Business Day after the date of such termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller and the payment of the Deposit to Seller shall be Seller’s sole remedy and source of recovery for any Claims or Losses related to or arising from any Buyer Party’s breach of this Agreement or the failure of the Closing to occur, and the Parties shall mutually release each other from any residuary Claims they may have against each other for Losses related to or arising from any breach of this Agreement, the failure of the Closing to occur or the negotiations and execution of this Agreement, (2) there shall be no liability in connection with this Agreement on the part of any of Seller, Buyer or Buyer Guarantor or any of their respective officers, directors, managers or representatives to any other Party, (3) all rights and obligations of any Party under this Agreement shall cease and (4) each Party hereby waives any and all rights to make any Claims against any other Party with respect to such other Party’s obligations under this Agreement.
(ii)    If this Agreement is terminated pursuant to Section 10.1 for any reason other than the reasons described in Section 10.2(b)(i), then the Escrow Agent shall, and Seller and the Buyer Parties shall jointly instruct the Escrow Agent to, pay the Deposit and all interest earned thereon to Buyer, on the fifth Business Day after the date of such termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer.
(iii)    Each of the Parties acknowledges that the receipt of the Deposit and any interest thereon by Seller, in lieu of any other remedies at Law or in equity, is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such Deposit may be retained for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impracticable to calculate with precision. Notwithstanding the foregoing provisions of this Section 10.2(b), each of the Parties acknowledges that the Deposit is not liquidated damages with respect to, and shall not limit damages related to, breaches of the Confidentiality Agreement or for Claims of, or causes of action arising from, fraud, willful misconduct or intentional misrepresentation.
ARTICLE XI
INDEMNIFICATION AND REMEDIES
Section 11.1    Survival of Representations and Warranties.
(a)    Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of one year after the Closing Date; provided that the representations and warranties in Section 4.1(a), Section 4.1(b), Section 4.2(a), Section 4.3, and Section 4.15 (the “Seller Fundamental Representations and Warranties”) shall survive the Closing and shall remain in full force and effect indefinitely after the Closing Date; provided further that the representations and warranties made by Seller in Section 4.14 shall survive the Closing and shall remain in full force and effect for 60 days after the expiration of the applicable statute of limitations.
(b)    Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Buyer Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of one year after the Closing Date; provided that the

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representations and warranties in Section 5.1, Section 5.2, Section 5.5, Section 5.7 and Section 5.8 (the “Buyer Fundamental Representations and Warranties”) shall survive the Closing and shall remain in full force and effect indefinitely after the Closing Date.
(c)    Subject to the limitations and other provisions of this Agreement, the indemnity for the benefit of the Buyer Parties contained in Section 11.2(a)(iv) of this Agreement shall survive the Closing and shall remain in full force and effect for a period of four years after the Closing Date.
Section 11.2    Indemnification Provisions for Benefit of Buyer.
(a)    From and after the Closing, Seller hereby agrees to indemnify, defend (except as set forth in Section 11.2(e)) and hold harmless the Buyer Indemnitees from and against any and all Claims and Losses actually suffered or incurred by them to the extent arising out of, resulting from or relating to:
(i)    the breach or inaccuracy of any representation or warranty of Seller contained in this Agreement (it being understood that any materiality or similar limitations or qualifications set forth in such representations and warranties or defined terms used therein (including the words “Seller Material Adverse Effect,” “material,” “materially” and “in all material respects”) shall not be considered or given any effect for purposes of determining if there is an inaccuracy or breach thereof or for determining the amount of any Losses, except with respect to Section 4.7(a)(ii), in which case such limitations and qualifications will be considered and given effect);
(ii)    the breach of any covenant or agreement of Seller contained in this Agreement or any Related Agreement;
(iii)    any Indebtedness of the Acquired Entities that is not paid in full on the Closing Date or considered in the calculation of the Purchase Price;
(iv)    subject to Section 9.11, any Environmental Condition conclusively determined to be existing on, or have occurred during the period prior to, the Closing Date (other than those arising out of an Environmental Condition or Environmental Liability at the Retained Stores); and
(v)    any Lien (other than Permitted Asset Liens) affecting any Owned Real Property that is described in the Title Reports and exists on the Closing Date and affecting any Owned Real Property; and
(vi)    any Carve Out Store;
(vii)    the Security Breach Proceedings; and
(viii)    the Specified Claim.
(b)    No Claim may be asserted or commenced against Seller pursuant to Section 11.2(a)(i) or Section 11.2(a)(iv) unless written notice of such Claim is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty or indemnity, as the case may be, on which such Claim is based ceases to survive as set forth in Section 11.1. No Claim may be asserted or commenced against Seller pursuant to Section 11.2(a)(ii) with respect to a breach of Section 6.1 unless written notice of such Claim is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the one year anniversary of the Closing Date. No Claim may be asserted or commenced

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against Seller pursuant to Section 11.2(a)(v) unless written notice of such Claim is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim within 30 days after the Closing Date.
(c)    Seller shall not have any indemnification obligations for Losses under Section 11.2(a)(i), Section 11.2(a)(iv), or Section 11.2(a)(v) with respect to any individual claim, or series of claims arising from the same or similar facts or circumstances, unless and until the aggregate amount of Losses that would be payable with respect to such claim (or series of claims arising from the same or similar facts or circumstances) exceeds an amount equal to $30,000 (the “De Minimis Basket”), it being understood that any such individual claim (or series of claims arising from the same or similar facts or circumstances) for amounts less than the De Minimis Basket will be ignored for purposes of determining whether the Deductible has been met or exceeded. Seller shall not have any indemnification obligations for Losses under Section 11.2(a)(i), Section 11.2(a)(iv), or Section 11.2(a)(v) unless and until the aggregate amount of all such Losses incurred by the Buyer Indemnitees exceeds the Deductible, after which point Seller will be obligated only to indemnify, defend and hold harmless the Buyer Indemnitees from and against the amount of such Losses in excess of the Deductible. In no event shall the aggregate indemnification obligations of Seller under Section 11.2(a)(i), Section 11.2(a)(iv), and Section 11.2(a)(v) exceed the Cap. Notwithstanding the foregoing provisions of this Section 11.2(c), the limitations on Seller’s indemnification obligations set forth in this Section 11.2(c) shall not apply to Losses resulting from (i) any breach by Seller of the Seller Fundamental Representations and Warranties or (ii) any breach by Seller of the representations and warranties made by Seller in Section 4.14, or (iii) fraud by Seller; provided that the aggregate liability of Seller for its indemnification obligations under Section 11.2(a) shall not exceed the Purchase Price.
(d)    Seller shall not have any indemnification obligations for Losses under Section 11.2(a)(v) unless and until the aggregate amount of all such Losses incurred by the Buyer Indemnitees exceeds $1,000,000, after which point Seller will be obligated to indemnify, defend and hold harmless the Buyer Indemnitees from and against the amount of all such Losses from the first dollar without regard to the De Minimis Basket or the Deductible. For the avoidance of doubt, claims for any specific Loss may be made under one or more provisions of Section 11.2(a), and any such specific Loss paid under Section 11.2(a) shall not be double-counted and once indemnified, shall not be indemnifiable a second time under any other provision of Section 11.2(a) nor count toward any Deductible. For purposes of clarity, to the extent that any amounts are actually paid pursuant to Section 11.2 with respect to Claims under Section 11.2(a)(v) and such amounts have previously been included in the calculation of the Deductible, the Deductible calculation shall thereafter be reduced by such amounts actually paid.
(e)    Seller shall not have any indemnification obligations for Losses or Claims under Section 11.2(a)(viii) unless and until the aggregate amount of all such Losses incurred by the Buyer Indemnitees exceeds $1,500,000 after which point Seller will be obligated only to indemnify and hold harmless the Buyer Indemnitees for Losses or Claims under Section 11.2(a)(viii) from and against the amount of such Losses in excess of $1,500,000. The Parties hereby agree that (x) during the Interim Period, the Seller shall, on Buyer’s request, inform Buyer of the status of the Specified Claim and provide to Buyer Indemnitees any information reasonably requested by Buyer in connection therewith, and shall consider in good-faith any requests made by the Buyer in connection with the conduct or negotiation of the Specified Claim and (y) following the Closing, the Buyer Parties shall assume and thereafter conduct the defense of the Specified Claim. The Buyer Parties hereby agree to use Commercially Reasonable Efforts to diligently defend or settle the Specified Claim with a view towards minimizing any settlement relating thereto. The Parties hereby agree that in no event will any Party consent to the entry of any judgment or enter into any settlement with respect to the Specified Claim without the prior written consent of the other Parties hereto (which consent may not be unreasonably withheld, conditioned or delayed); provided that, in the event the aggregate amount payable in

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connection with the Specified Claim does not exceed $1,500,000, the Buyer Parties may settle (or otherwise consent to the entry of any judgement) the Specified Claim without the consent of the Seller.
(f)    Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify the Buyer Indemnities for any Losses with respect to any Claims arising out of, resulting from, or relating to any Environmental Conditions conclusively determined to be existing as of the Closing Date, including for any inaccuracy or breach of the representations and warranties, to the extent discovered or detected by sampling, investigation and related reporting unless: (i) such sampling, investigating or reporting is affirmatively required (x) by Laws, (y) by a Governmental Authority or (z) to maintain eligibility of the site for inclusion in the applicable UST Fund or (ii) such sampling, investigation or reporting is necessary to conduct in defense of a Third Party Claim against any of the Buyer Indemnitees alleging, inter alia, that Hazardous Substances have migrated off of any Owned Real Property or any Leased Real Property. The Buyer Parties shall be responsible for any costs for any such sampling, investigation or reporting without indemnification, and such costs shall not be considered Claims or Losses. Any indemnification of any of the Buyer Indemnitees with respect to any remediation, removal or cleanup, including any investigation, monitoring, or remedial obligations, shall be limited to the reasonable costs for such actions that are required by Laws or any Governmental Authority to attain compliance with acceptable applicable remedial standards for continued use of the relevant property or facility as a gasoline fueling and service station and/or convenience store with gasoline fueling operations, employing, if appropriate, available or acceptable, permissible risk-based remedial standards and reasonable deed or use restrictions and institutional controls.
Section 11.3    Indemnification Provisions for Benefit of Seller.
(a)    From and after the Closing, each Buyer Party hereby agrees to indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims and Losses actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:
(i)    the breach or inaccuracy of any representation or warranty of the Buyer Parties contained in this Agreement or any Related Agreement (it being understood that any materiality or similar limitations or qualifications set forth in such representations and warranties or defined terms used therein (including the words “Buyer Material Adverse Effect,” “material,” “materially” and “in all material respects”) shall not be considered or given any effect for purposes of determining if there is an inaccuracy or breach thereof and for determining the amount of any Losses); and
(ii)    the breach of any covenant or agreement of the Buyer Parties contained in this Agreement.
(b)    No Claim may be asserted or commenced against the Buyer Parties pursuant to Section 11.3(a)(i) unless written notice of such Claim is received by the Buyer Parties describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty on which such Claim is based ceases to survive as set forth in Section 11.1(b).
(c)    The Buyer Parties shall not have any indemnification obligations for Losses under Section 11.3(a)(i) with respect to any individual claim, or series of claims arising from the same or similar facts or circumstances, unless and until the aggregate amount of Losses that would be payable with respect to such claim (or series of claims arising from the same or similar facts or circumstances) exceeds an amount equal to the De Minimis Basket, it being understood that any such individual claim (or series of claims arising from the same or similar facts or circumstances) for amounts less than the De Minimis Basket

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will be ignored for purposes of determining whether the Deductible has been met or exceeded. The Buyer Parties shall not have any indemnification obligations for Losses under Section 11.3(a)(i) unless and until the aggregate amount of all such Losses incurred by the Seller Indemnitees exceeds the Deductible, after which point the Buyer Parties will be obligated only to indemnify, defend and hold harmless the Seller Indemnitees from and against the amount of such Losses in excess of the Deductible. In no event shall the aggregate indemnification obligations of the Buyer Parties under Section 11.3(a)(i) exceed the Cap. Notwithstanding the foregoing provisions of this Section 11.3(c), the limitations on the Buyer Parties’ indemnification obligations set forth in this Section 11.3(c) shall not apply to Losses resulting from (i) any breach by the Buyer Parties of the Buyer Fundamental Representations and Warranties, (ii) Buyer Parties’ indemnification obligations under Article VII or (iii) fraud by the Buyer Parties; provided that the aggregate liability of the Buyer Parties for their indemnification obligations under Section 11.3(a) shall not exceed the Purchase Price.
Section 11.4    Indemnification Procedures.
(a)    A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of Article XI, the “Indemnified Party”), shall give the indemnifying party under Section 11.2 or Section 11.3, as applicable (for purposes of Article XI, the “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article XI except to the extent the Indemnifying Party is actually prejudiced by such failure.
(b)    If any Third Person shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a Claim for indemnification against the Indemnifying Party under this Article XI, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Section 11.4 except to the extent the Indemnifying Party is actually prejudiced by such failure.
(c)    Except as provided in Section 7.4, the Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided that any Indemnifying Party shall not have the right to assume the defense of such Third-Party Claim, notwithstanding the giving of such written notice, if (i) the claim seeks only an injunction or other equitable relief; or (ii) the claim is brought by a Governmental Authority. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim if, in either case, it would (i) include the admission of any liability or responsibility on behalf of the Indemnified Party, (ii) include any financial or other Obligation (including equitable relief) to be paid or satisfied by the Indemnified Party or (iii) include or be reasonably be expected to have any material sanction, material restriction or material adverse effect on or change to the business, properties, financial condition or results of operations of the Indemnified Party (unless and to the extent such sanction, restriction, adverse effect or change would reasonably be expected to have been imposed absent such Claim).
(d)    Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 11.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. The Indemnifying Party shall be liable for the fees and

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expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof or assumes the defense but asserts any limitation on its obligation to indemnify or defend which reduces its indemnification actions (in each case provided that the Indemnifying Party is ultimately required to indemnify the Indemnified Party with respect to such Third-Party Claim and subject to the applicable limitations set forth in this Article XI); provided that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third-Party Claim.
(e)    In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).
(f)    This Section 11.4 shall not apply to claims relating to Taxes, with respect to which the procedures set forth in Article VII shall govern.
Section 11.5    Determination of Losses; Apportionment of Losses.
(a)    The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or monetary recoupment (excluding Tax benefits) actually received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including any retrospective premium adjustments, if any) occasioned by such Loss. The Indemnified Party shall notify the Indemnifying Party promptly of any proceeds, payment or monetary recoupment actually received by the Indemnified Party and if the Indemnifying Party has previously made any payment to the Indemnified Party, the Indemnified Party shall promptly pay any amount obtained thereby to the Indemnifying Party to the extent of such amount being previously paid by the Indemnifying Party to the Indemnified Party. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 11.5. An Indemnified Party shall use Commercially Reasonable Efforts to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, and (ii) use Commercially Reasonable Efforts to pursue all legal rights and remedies available (including insurance recoveries and Third-Party indemnification) in order to minimize the Losses to which it may be entitled to indemnification under this Agreement.
(b)    Without altering or affecting in any manner the foregoing provisions of this Article XI, to the extent that an Indemnifying Party and any one or more Indemnified Parties are each liable hereunder for Losses arising out of the same set of facts, circumstances or conditions, the Obligations associated with such Losses will be apportioned between the Indemnifying Party and the Indemnified Parties in proportion to the extent to which the activities of each such Party contributed to the cause of the Losses, taking into consideration all pertinent factors.
Section 11.6    Further Limitations on Liability; Releases.
(a)    Each Party acknowledges and agrees that such Party’s sole and exclusive remedies with respect to any and all Claims relating to this Agreement and the Related Agreements and the Contemplated Transactions (other than (i) as set forth in Section 2.5, Section 6.3(b), Section 6.9, Section 9.9(b) and Section 12.7 and (ii) Claims of, or causes of action arising from fraud) shall be pursuant to the remedies expressly set forth in this Agreement and the Related Agreements.

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(b)    Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees and the Seller Indemnitees shall be deemed not to have suffered or incurred any Losses under Section 11.2(a) or Section 11.3(a) arising from any item or matter to the extent it was included in the determination of Final Net Working Capital in accordance with Section 2.5, as it is the intent of the Parties that the procedures set forth in Section 2.5 shall provide the sole and exclusive remedies for such claims and that the Buyer Indemnitees shall not have recourse pursuant to Section 11.2(a) for breaches of representations, warranties or covenants contained in this Agreement for matters resolved pursuant to Section 2.5.
(c)    To the extent necessary to give full effect to the provisions of this Section 11.6: (i) Buyer agrees that the rights, remedies and Claims of each of the other Buyer Indemnitees and each of its and their respective successors and assigns with respect to any of the matters referenced in the foregoing provisions of this Section 11.6 shall be limited to the same extent as provided above with respect to Buyer; and (ii) Seller agrees that the rights, remedies and Claims of each of the other Seller Indemnitees and each of its and their respective successors and assigns with respect to any of the matters referenced in the foregoing provisions of this Section 11.6 shall be limited to the same extent as provided above with respect to Seller. Each of the Parties acknowledges and agrees that with respect to any and all Claims relating to fraud, the Parties each shall have all remedies available under Law, subject to the provisions of Section 12.9.
(d)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY FOR ANY LOSSES THAT CONSTITUTE EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, LOST PROFITS OR LOSSES DETERMINED AS A MULTIPLE OF INCOME, EXCEPT IN EACH CASE TO THE EXTENT ANY OF THE FOREGOING ARE DETERMINED BY A JUDGE OF COMPETENT JURISDICTION TO BE DIRECT OR FORESEEABLE DAMAGES OR LOSSES AND ARE PAYABLE TO A THIRD PERSON WITH RESPECT TO A THIRD-PARTY CLAIM, IN WHICH CASE ANY SUCH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND BE COVERED BY THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE XI, AS APPLICABLE.
(e)    Seller shall not be required to indemnify any Buyer Indemnitees and Buyer shall not be required to indemnify any Seller Indemnitees to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from any bad faith, gross negligence or willful misconduct occurring after the Closing of the Party seeking indemnification.
(f)    Notwithstanding anything contained in this Agreement to the contrary, with respect to matters affecting the Real Property, including, but not limited to, Liens, encumbrances, and Releases, Buyer acknowledges and agrees that Buyer shall use Commercially Reasonable Efforts to recover under any policy of insurance (including, without limitation, any owner’s title policy) and its ability to recover from the applicable UST Fund in connection therewith. If Buyer has a claim under any insurance policy, UST Fund, or any other sources of recovery other than the Seller (including the pursuit of recovery from Third Parties), and the matter giving rise to such claim also constitutes a breach by Seller of any of the terms of this Agreement or any other document contemplated hereunder, Buyer agrees that it will use Commercially Reasonable Efforts to recover under such insurance policy, UST Fund or other source (and not to Seller) for recovery on such claim, and no amounts under such claim shall count against the Deductible or be subject to indemnification by Seller under Section 11.2 until such time as other sources of recovery have been exhausted. The provisions of this Section 11.6(f) shall survive the Closing.

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Section 11.7    No Multiple Recoveries. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, or covenant.
ARTICLE XII
MISCELLANEOUS
Section 12.1    Entire Agreement; Amendment; Waivers. This Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement and understanding of the Parties, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof. This Agreement may not be amended except by an instrument in writing authorized by Seller, Buyer and Buyer Guarantor and signed by Seller, Buyer and Buyer Guarantor. At any time prior to the Closing, either Seller or any Buyer Party may  extend the time for the performance of any of the obligations or other acts of the other,  waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Except as contemplated by Section 11.2(b) or Section 11.3(b), any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Except as contemplated by Section 11.2(b) or Section 11.3(b), no failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
Section 12.2    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and to the benefit of  the Buyer Indemnitees and  the Seller Indemnitees (in the case of each of clause (a) and (b), only with respect to the specific provisions that refer to such Persons), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 12.3    Assignment. This Agreement shall not be assigned by any Party except with the prior written consent of the other Parties, which consent may be granted or withheld in such Party’s sole and absolute discretion; provided that the Buyer Parties may assign their respective rights, title and interest hereunder and under the Related Agreements to lenders and other creditors, or agents or trustees acting on behalf of any of the foregoing (collectively, a “Collateral Assignee”), as security for the performance of obligations of such Buyer Party to such financing sources, on the condition and with the understanding that, to the extent of any such assignment, the Collateral Assignee shall be entitled, only upon written notice to Seller (and any of Seller’s Affiliates who are parties to the Related Agreements) of Collateral Assignee’s exercise of any such security (a “Foreclosure Notice”), to exercise any and all rights of such Buyer Party hereunder and under the Related Agreements, Seller and its Affiliates shall be entitled to rely unconditionally upon a Foreclosure Notice in making any payments or performance hereunder and under the Related Agreements to or for the benefit of the Collateral Assignee (or its designee(s) identified in the Foreclosure Notice), without thereby incurring any liability to Buyer or any of Buyer’s Affiliates, neither Seller nor any of its Affiliates shall be obligated to grant any extensions of time for performance, waive any of their rights or remedies hereunder or under the Related Agreements, or assume any additional obligations or liabilities under this Agreement or the Related Agreements as a result of any collateral assignment of this Agreement to a Collateral Assignee or a Collateral Assignee’s exercise of its security so granted to it by Buyer and neither a collateral assignment of this Agreement or the Related Agreements by Buyer to a Collateral Assignee nor any exercise by a Collateral Assignee of any security so granted to it by Buyer shall release Buyer from

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any of its obligations hereunder or under any Related Agreement to which it is a party. Without limiting the application of the foregoing provisions of this Section 12.3, Buyer’s rights under this Agreement may not be assigned (or reassigned) unless the assignee expressly assumes the obligations of Buyer under this Agreement and shall not be effective with respect to Seller unless and until a copy of the instrument of assignment and assumption, executed by the assignor and assignee, has been delivered to Seller. No assignment by any Party of any or all of its rights and interests hereunder shall relieve such Party of any of its obligations hereunder.
Section 12.4    Expenses. Except as otherwise expressly provided herein, all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by Seller and its Affiliates (including the Acquired Entities, but excluding any costs incurred by the Acquired Entities in complying with Section 6.2(c), which shall remain the expenses of the applicable Acquired Entity and shall be paid by Buyer or the applicable Acquired Entity following the Closing) in connection with Seller’s negotiation, execution and delivery of this Agreement and the Related Agreements and performance by Seller of the Contemplated Transactions shall be paid by Seller. Except as otherwise expressly provided herein, all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by the Buyer Parties and their respective Affiliates (other than the Acquired Entities) in connection with the Buyer Parties’ negotiation, execution and delivery of this Agreement and the Related Agreements and the performance by the Buyer Parties of the Contemplated Transactions shall be paid by the Buyer Parties.
Section 12.5    Headings; Disclosure Schedules.
(a)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)    The Seller Disclosure Schedules shall be arranged in sections corresponding to the numbered Sections contained in this Agreement. Any disclosure of an item in a specific section of the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section of the Seller Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section. The listing (or inclusion of a copy) of a document or other item in the Seller Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is reasonably apparent from the listing (or inclusion of a copy) of such document. The specification of any dollar amount in any representation or warranty contained in this Agreement is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no Party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included on the Seller Disclosure Schedules is or is not material for purposes of this Agreement)
(c)    The Buyer Disclosure Schedules shall be arranged in sections corresponding to the numbered Sections contained in this Agreement. Any disclosure of an item in a specific section of the Buyer Disclosure Schedules shall be deemed to have been disclosed in any other section of the Buyer Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section. The listing (or inclusion of a copy) of a document or other item in the Buyer Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is reasonably apparent from the listing (or inclusion of a copy) of such document. The specification of any dollar amount in any representation or warranty contained in this Agreement is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no Party shall use the fact of the setting forth of any such amount

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in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included on the Buyer Disclosure Schedules is or is not material for purposes of this Agreement).
Section 12.6    Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight courier service to the relevant Party at the following addresses or sent by facsimile (with transmission confirmation) to the following numbers:
If to Seller, to:
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attention: Chief Executive Officer
Facsimile: 615-224-1185
with copies (which shall not constitute notice) to:
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attention: General Counsel
Facsimile: 615-435-1271
If to Buyer Parties, to both of:
Copec Inc.
c/o The Corporation Trust Company
Corporation Trust Center, 1209 Orange Street,
Wilmington, New Castle County, Delaware 19801
Attention: Chief Executive Officer
and
Compañía de Petróleos de Chile COPEC S.A..
1382 Agustinas
Santiago, Chile
Attention: Chief Executive Officer
Facsimile:
with copies (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLC
425 Lexington Avenue
New York, NY 10017
Attention: David L. Williams and Edward Chung
Facsimile: 212 455-2502

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or to such other address or facsimile number as Seller or the Buyer Parties may, from time to time, designate in a written notice given in accordance with this Section 12.6. Any such notice or communication shall be effective (i) if delivered in person or by courier, upon actual receipt by or on behalf of the intended recipient, (ii) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (iii) if mailed in accordance with the foregoing provisions, upon the earlier of the third Business Day after deposit in the mail and the date of delivery as shown by the return receipt therefor.
Section 12.7    Specific Performance.
(a)    The Parties agree and acknowledge that if either Party breaches this Agreement by failing to close on the Contemplated Transactions and such Party fails to cure such breach within 45 days after it is notified of the same by the other Party, such failure will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at Law. Accordingly, it is agreed that, except where this Agreement is properly terminated in accordance with Article X, (i) each of the Parties shall be entitled to an injunction or injunctions to prevent a failure to close by the other Parties in breach of the terms of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith, and (ii) damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.
(b)    The Parties further agree that (A) by seeking the remedies provided for in this Section 12.7, a party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including liquidated damages available under Section 10.1 and Section 10.2 in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.7 are not available or otherwise are not granted, and (B) nothing contained in this Section 12.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.7 before exercising any termination right under Section 10.1 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 12.7 or anything contained in this Section 12.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 10.1 or pursue any other remedies under this Agreement that may be available then or thereafter.
(c)    To the extent any Party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith in accordance with this Section 12.7, the Termination Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such Proceeding.
Section 12.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Contemplated Transactions are fulfilled to the extent possible.

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Section 12.9    Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Tennessee, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.
Section 12.10    WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS.
Section 12.11    Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 12.12    Relationship of the Parties. Nothing in this Agreement or the Related Agreements shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the parties hereto or thereto. The Parties acknowledge that, for purposes of this Agreement and the Related Agreements, none of the Parties or their respective Affiliates shall be considered to be the agent or representative of the others for any purpose, except as expressly provided in this Agreement, none of the Parties or their respective Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to any other Party or its Affiliates, and none of the Parties or their respective Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Related Agreements). The Parties agree and acknowledge that except as expressly provided herein or in the Related Agreements, none of the Parties shall owe fiduciary duties to the other.
Section 12.13    Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 12.14    Guaranty.    Buyer Guarantor hereby fully guarantees the due and prompt performance, payment and discharge when due of, agrees to cause Buyer from and after the Closing to perform when due, and shall be jointly and severally liable with Buyer for the due and punctual performance, payment and discharge of, each and every obligation of Buyer from and after the Closing) arising under this Agreement and the Related Agreements (collectively, the “Buyer Guaranteed Obligations”), including the payment of the Purchase Price and Buyer’s indemnification obligations under Article XI. To the extent permitted by applicable Law, the Buyer Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the Buyer Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from Buyer under this Agreement or any of the Related Agreements, or pursuit of any other right or remedy against any Buyer through the commencement of Proceedings or otherwise. With respect to its obligations hereunder, to the extent permitted by applicable Law, Buyer Guarantor expressly waives diligence, presentment, demand of payment, protest and all notices

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whatsoever. Buyer Guarantor acknowledges and agrees that its obligations hereunder shall continue in full force and effect, without notice from any other party or Buyer in the event the obligations of Buyer or Seller under this Agreement or any of the Related Agreements are amended or in any way modified, and that the Buyer Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Buyer or Buyer Guarantor as though the amended terms had been part of this Agreement or any of the Related Agreements, as applicable, from the original date of execution thereof. Buyer Guarantor waives any right to require that any resort be had by Seller (a) against Buyer for any of the Buyer Guaranteed Obligations or (b) against any other right or remedy available to Seller by contract, applicable Law or otherwise. Buyer Guarantor waives and relinquishes all defenses of a guarantor or surety, whether now existing or hereafter arising and whether known or unknown, and Buyer Guarantor agrees that the validity of this Section 12.14 and its obligations hereunder shall not be affected, diminished, limited or impaired by any event whatsoever, including, without limitation, any defenses available to Buyer under applicable laws relating to insolvency, bankruptcy or relief for debtors (including, without limitation, the Bankruptcy Code, 11 U.S.C. §101 et. seq., as amended) or otherwise, or any limitations on Buyer’s liabilities or Seller’s right to recover damages from Buyer under the Bankruptcy Code, 11 U.S.C. §101 et. seq., as amended, or otherwise.  No failure to assert any of its rights or remedies against Buyer, extension of time for the satisfaction of Buyer’s obligations hereunder, or other indulgence, forbearance, modification, addition, waiver or amendment of any of the terms of this Agreement shall affect Buyer Guarantor’s liability hereunder. In connection with the Buyer Guaranteed Obligations, Buyer Guarantor hereby represents and warrants to Parent that the value of the consideration received, and to be received, by Buyer Guarantor in connection with the Contemplated Transactions is worth at least as much as the liabilities and obligations of Buyer Guarantor under this Section 12.14, and that such liabilities and obligations are expected to benefit Buyer Guarantor either directly or indirectly.  Buyer Guarantor hereby irrevocably appoints the following person as its attorney, upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of, or in connection with, this Agreement, and consents to service of process upon such person with the same effect as if the Buyer Guarantor had been served lawfully with such process: Copec Inc., c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
Section 12.15    Post-Closing Representation of Seller.  In any dispute or proceeding arising under or in connection with this Agreement or the Contemplated Transactions following the Closing, the Seller will have the right, at its election, to retain Bradley Arant Boult Cummings LLP (“BABC”) to represent it in such matter. Buyer, for itself, the Acquired Entities and their respective successors and assigns, hereby waives any conflicts of interest arising from such representation and consents to any such representation in any such matter.
Section 12.16    Attorney Client Privilege Carve Out.  All communications involving attorney-client confidences between Seller, its Affiliates or the Acquired Entities and BABC in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Acquired Entities).  Accordingly, the Acquired Entities shall not have access to any such communications, or to the files of BABC relating to engagement, whether or not the Closing shall have occurred.
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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.
SELLER:
Delek US Holdings, Inc.
By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: Executive Vice President
By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.
BUYER:
Copec Inc.
By: /s/ Leonardo Ljubetic Garib
Name: Leonardo Ljubetic Garib.
Title: President
BUYER GUARANTOR:
Compañía de Petróleos de Chile COPEC S.A.
By: /s/ Lorenzo Gazmuri Scheleyer
Name: Lorenzo Gazmuri Scheleyer
Title: Chief Executive Officer

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